LOAN AGREEMENT

                 ($80,000,000 REVOLVING LOAN FACILITY)

                      DATED AS OF OCTOBER 23, 1998

                                 AMONG

                    OCEANEERING INTERNATIONAL, INC.,
                              AS BORROWER,

               CHASE BANK OF TEXAS, NATIONAL ASSOCIATION,
       AS AGENT, LEAD ARRANGER AND BOOK MANAGER AND AS A LENDER,

                          CITICORP USA, INC.,
                        AS DOCUMENTATION AGENT,

                    WELLS FARGO BANK (TEXAS), N. A.,
                         AS SYNDICATION AGENT,

                                  AND

                   THE OTHER LENDERS NOW OR HEREAFTER
                             PARTIES HERETO
                           TABLE OF CONTENTS

                                                                Page

  1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . 1
       1.1  Certain Defined Terms. . . . . . . . . . . . . . . . . 1
       1.2  Miscellaneous. . . . . . . . . . . . . . . . . . . . .20

  2.   Commitments and Loans . . . . . . . . . . . . . . . . . . .20
       2.1  Loans. . . . . . . . . . . . . . . . . . . . . . . . .20
       2.2  Terminations or Reductions of  Commitments . . . . . .20
       2.3  Commitment Fees. . . . . . . . . . . . . . . . . . . .20
       2.4  Several Obligations. . . . . . . . . . . . . . . . . .21
       2.5  Notes. . . . . . . . . . . . . . . . . . . . . . . . .21
       2.6  Use of Proceeds. . . . . . . . . . . . . . . . . . . .21

  3.   Borrowings,Payments,Prepayments and Interest Options. . . .21
       3.1  Borrowings . . . . . . . . . . . . . . . . . . . . . .21
       3.2  Payments; Prepayments. . . . . . . . . . . . . . . . .22
       3.3  Interest Options . . . . . . . . . . . . . . . . . . .22

  4.   Payments; Pro Rata Treatment; Computations, Etc.. . . . . .27
       4.1  Payments . . . . . . . . . . . . . . . . . . . . . . .27
       4.2  Pro Rata Treatment . . . . . . . . . . . . . . . . . .28
       4.3  Certain Actions, Notices, Etc. . . . . . . . . . . . .29
       4.4  Non-Receipt of Funds by Agent. . . . . . . . . . . . .29
       4.5  Sharing of Payments, Etc.. . . . . . . . . . . . . . .29

  5.   Conditions Precedent. . . . . . . . . . . . . . . . . . . .30
       5.1  Initial Loans  . . . . . . . . . . . . . . . . . . . .30
       5.2  All Loans. . . . . . . . . . . . . . . . . . . . . . .31

  6.   Representations and Warranties. . . . . . . . . . . . . . .32
       6.1  Organization . . . . . . . . . . . . . . . . . . . . .32
       6.2  Financial Statements . . . . . . . . . . . . . . . . .32
       6.3  Enforceable Obligations; Authorization . . . . . . . .32
       6.4  Other Debt . . . . . . . . . . . . . . . . . . . . . .33
       6.5  Litigation . . . . . . . . . . . . . . . . . . . . . .33
       6.6  Taxes. . . . . . . . . . . . . . . . . . . . . . . . .33
       6.7  Regulations U and X. . . . . . . . . . . . . . . . . .33
       6.8  Subsidiaries . . . . . . . . . . . . . . . . . . . . .33
       6.9  No Untrue or Misleading Statements . . . . . . . . . .33
       6.10 ERISA. . . . . . . . . . . . . . . . . . . . . . . . .33
       6.11 Investment Company Act . . . . . . . . . . . . . . . .34
       6.12 Public Utility Holding Company Act . . . . . . . . . .34
       6.13 Fiscal Year. . . . . . . . . . . . . . . . . . . . . .34
       6.14 Compliance . . . . . . . . . . . . . . . . . . . . . .34
       6.15 Environmental Matters. . . . . . . . . . . . . . . . .34

  7.   Affirmative Covenants.. . . . . . . . . . . . . . . . . . .35
       7.1  Taxes, Existence, Regulations, Property, Etc.. . . . .35
       7.2  Financial Statements and Information . . . . . . . . .35
       7.3  Financial Tests. . . . . . . . . . . . . . . . . . . .36
       7.4  Inspection . . . . . . . . . . . . . . . . . . . . . .36
       7.5  Further Assurances . . . . . . . . . . . . . . . . . .37
       7.6  Books and Records. . . . . . . . . . . . . . . . . . .37
       7.7  Insurance. . . . . . . . . . . . . . . . . . . . . . .37
       7.8  Notice of Certain Matters. . . . . . . . . . . . . . .37
       7.9  Capital Adequacy . . . . . . . . . . . . . . . . . . .37
       7.10 ERISA Information and Compliance . . . . . . . . . . .38
       7.11 Year 2000. . . . . . . . . . . . . . . . . . . . . . .39

  8.   Negative Covenants. . . . . . . . . . . . . . . . . . . . .39
       8.1  Limitations on Indebtedness and Preferred Stock of
            Restricted Subsidiaries. . . . . . . . . . . . . . . .39
       8.2  Priority Liabilities . . . . . . . . . . . . . . . . .40
       8.3  Limitations on Liens . . . . . . . . . . . . . . . . .41
       8.4  Dividends, Stock Purchases and  Restricted
            Investments44
       8.5  Mergers, Consolidations and Sales of Assets. . . . . .45
       8.6  Limitation on Restricted Agreements. . . . . . . . . .48
       8.7  Nature of Business . . . . . . . . . . . . . . . . . .49
       8.8  Transactions with Affiliates . . . . . . . . . . . . .49
       8.9  Designation of Subsidiaries. . . . . . . . . . . . . .49

  9.   Defaults. . . . . . . . . . . . . . . . . . . . . . . . . .50
       9.1  Events of Default. . . . . . . . . . . . . . . . . . .50
       9.2  Right of Setoff. . . . . . . . . . . . . . . . . . . .53
       9.3  Remedies Cumulative. . . . . . . . . . . . . . . . . .53

  10.  Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .53
       10.1 Appointment, Powers and Immunities . . . . . . . . . .53
       10.2 Reliance . . . . . . . . . . . . . . . . . . . . . . .54
       10.3 Defaults . . . . . . . . . . . . . . . . . . . . . . .54
       10.4 Material Written Notices . . . . . . . . . . . . . . .55
       10.5 Rights as a Lender . . . . . . . . . . . . . . . . . .55
       10.6 Indemnification. . . . . . . . . . . . . . . . . . . .55
       10.7 Non-Reliance on Agent and Other Lenders. . . . . . . .55
       10.8 Failure to Act . . . . . . . . . . . . . . . . . . . .56
       10.9 Resignation or Removal of Agent. . . . . . . . . . . .56
       10.10 No Partnership. . . . . . . . . . . . . . . . . . . .57
       10.11 Authority of Agent. . . . . . . . . . . . . . . . . .57

  11.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .57
       11.1 Waiver . . . . . . . . . . . . . . . . . . . . . . . .57
       11.2 Notices. . . . . . . . . . . . . . . . . . . . . . . .57
       11.3 Expenses, Etc. . . . . . . . . . . . . . . . . . . . .58
       11.4 Indemnification. . . . . . . . . . . . . . . . . . . .58
       11.5 Amendments, Etc. . . . . . . . . . . . . . . . . . . .59
       11.6 Successors and Assigns . . . . . . . . . . . . . . . .59
       11.7 Limitation of Interest . . . . . . . . . . . . . . . .62
       11.8 Survival . . . . . . . . . . . . . . . . . . . . . . .63
       11.9 Captions . . . . . . . . . . . . . . . . . . . . . . .63
       11.10 Counterparts. . . . . . . . . . . . . . . . . . . . .63
       11.11 Governing Law . . . . . . . . . . . . . . . . . . . .63
       11.12 Severability. . . . . . . . . . . . . . . . . . . . .63
       11.13 Tax Forms . . . . . . . . . . . . . . . . . . . . . .63
       11.14 Conflicts Between This Agreement and the Other Loan
            Documents. . . . . . . . . . . . . . . . . . . . . . .64
       11.15 Limitation on Charges; Substitute Lenders;
            Non-Discrimination . . . . . . . . . . . . . . . . . .64
       11.16 Confidentiality . . . . . . . . . . . . . . . . . . .64


  EXHIBITS
       A -- Request for Extension of Credit
       B -- Rate Designation Notice
       C -- Note
       D -- Assignment and Acceptance
       E -- Compliance Certificate
       F -- Subsidiaries
       G -- Existing Affiliates
       H -- Existing Investments
       I -- Existing Indebtedness and Liens

                             LOAN AGREEMENT


   THIS LOAN AGREEMENT (this "Agreement") is made and entered into as of October 23, 1998 (the "Effective Date"), by and among OCEANEERING INTERNATIONAL, INC., a Delaware corporation (together with its permitted successors and assigns, herein called the "Borrower"); each of the lenders which is or may from time to time become a party hereto (individually, a "Lender" and, collectively, the "Lenders"); CITICORP USA, INC., as Documentation Agent, WELLS FARGO BANK (TEXAS), N. A., as Syndication Agent, and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION ("Chase Texas"), a national banking association, as Administrative Agent, Lead Arranger and Book Manager (in such capacity, together with its successors in such capacity, the "Agent").

       The parties hereto agree as follows:

  1.   Definitions.

       1.1  Certain Defined Terms.

   In this Agreement, terms defined above shall have the meanings ascribed to them above. Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement or in the Loan Documents in the singular have the same meanings when used in the plural and vice versa):

       Additional Interest means the aggregate of all amounts accrued or paid pursuant to the Notes or any of the other Loan Documents (other than interest on the Notes at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by the Notes or any other amounts owing under any Loan Document.

   Adjusted LIBOR means, with respect to each Interest Period applicable to a LIBOR Borrowing, a rate per annum equal to the quotient, expressed as a percentage, of (a) LIBOR with respect to such Interest Period divided by (b) 1.0000 minus the Eurodollar Reserve Requirement in effect on the first day of such Interest Period.

   Affiliate means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

       Agreement means this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.

   Annual Financial Statements means the annual financial statements of Borrower and its subsidiaries, including all notes thereto, which statements shall include a balance sheet as of the end of the fiscal year relating thereto and an income statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP in all material respects, and accompanied by the opinion of independent certified public accountants of recognized national standing, which shall state that such financial statements present fairly in all material respects the consolidated financial position of the applicable Persons as of the date thereof and the results of operations of the applicable Persons for the period covered thereby in conformity with GAAP. As long as Borrower files an annual report on Form 10-K with the Securities and Exchange Commission, such report and related financial statements, including notes thereto and opinion of independent certified public accountants, included thereon shall be considered the "Annual Financial Statements".

       Assignment and Acceptance shall have the meaning ascribed to such term in Section 11.6(b) hereof.

       Bankruptcy Code means the United States Bankruptcy Code, as amended, and any successor statute.

   Base Rate means for any day a rate per annum equal to the lesser of (a) the then applicable Margin Percentage from time to time in effect plus the greater of (1) the Prime Rate for that day and (2) the Federal Funds Rate for that day plus 1/2 of 1% or (b) the Ceiling Rate. If for any reason Agent shall have determined (which determination shall be prima facie evidence of the correctness thereof) that it is unable to ascertain the Federal Funds Rate for any reason, including, without limitation, the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be the lesser of (a) the Prime Rate plus the then applicable Margin Percentage from time to time in effect or (b) the Ceiling Rate.

       Base Rate Borrowing means that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.

   Business Day means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.

       Capitalized Lease means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

       Ceiling Rate means, on any day, with respect to any Lender, the maximum nonusurious rate of interest, if any, permitted for that day under the law then applicable to such Lender, stated as a rate per annum. On each day, if any, that Chapter 1D establishes the Ceiling Rate for any Lender, the Ceiling Rate for such Lender shall be the "weekly ceiling" (as defined in Section303 of the Texas Finance Code) for that day. Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code or Chapter 1D by notice to Borrower, if and to the extent applicable to any Lender and permitted by the Texas Finance Code or Chapter 1D. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
  Notwithstanding any choice of law set forth herein or in any other Loan Document, to the maximum extent permitted under applicable laws, any Lender may elect to have the usury laws of another jurisdiction apply to the Note and the Loans held by such Lender.

   Change of Control shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than an Affiliate described on Exhibit G,

                         (i) become the "beneficial owners" (as
            such term is used in Rule 13d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of Borrower's Voting Stock, or

                        (ii) acquire after the date hereof (x) the
            power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of Borrower, through beneficial ownership of the capital stock of Borrower or otherwise, or (y) all or substantially all of the properties and assets of Borrower.

       Chapter 1D means Chapter 1D of Title 79, Texas Rev. Civ.
  Stats. 1925, as amended.

   Code means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

       Commitment means, as to any Lender, the obligation, if any, of such Lender to make Loans in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite such Lender's name on the signature pages hereof under the caption "Commitment", or otherwise provided for in an Assignment and Acceptance Agreement (as the same may be reduced from time to time pursuant to Section 2.2 hereof).

       Commitment Fee Percentage means (i) on any day prior to October 1, 1998, 0.20% and (ii) on and after October 1, 1998, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to Capitalization Ratio as of the last day of the most recently ended fiscal quarter of Borrower calculated by Agent as soon as practicable after receipt by Agent of all financial reports required under this Agreement with respect to such fiscal quarter (including a Compliance Certificate) (provided, however, that if the Commitment Fee Percentage is increased as a result of the reported Debt to Capitalization Ratio, such increase shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement and provided further, however, that if the Commitment Fee Percentage is decreased as a result of the reported Debt to Capitalization Ratio, and such financial reports are delivered to Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of this Agreement, such decrease shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement):

                Debt to                          Commitment
            Capitalization Ratio               Fee Percentage

            Greater than or equal to 47.5%          0.25

            Greater than or equal to 40%
             but less than 47.5%                    0.225

            Less than 40%                           0.20

       Commitment Percentage means, as to any Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender's Commitment (or if the Commitments have terminated, such Lender's outstanding Loans) and the denominator of which is the aggregate amount of the Commitments of all Lenders (or if the Commitments have terminated, the aggregate amount of all outstanding Loans).

       Compliance Certificate shall have the meaning given to it in Section 7.2(c) hereof.

       Consolidated Adjusted Net Worth means as of the date of any determination thereof Consolidated Net Worth excluding, to the extent included in the determination of Consolidated Net Worth, any translation gains or losses affecting cumulative foreign currency translation adjustments as determined in accordance with GAAP.

       Consolidated EBITDA for any period means the sum of (a)(i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or local income taxes made by Borrower and its Restricted Subsidiaries during such period,
  (iii) all provisions for depreciation and amortization (other than amortization of debt discount) made by Borrower and its Restricted Subsidiaries during such period, (iv) any other non-cash charge to the extent such non-cash charge reduces Consolidated Net Income (as reduced by any adjustment for the amount of cash pay-outs of non-cash charges from prior fiscal periods), and (v) Consolidated Interest Expense during such period, minus (b) any gains or losses on the sale or other disposition of Investments or fixed or capital investments (other than gains or losses in the ordinary course of business as determined in accordance with GAAP), and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses, all determined on a consolidated basis in accordance with GAAP.

       Consolidated EBITDA Available for Fixed Charges for any period means the sum of (a) Consolidated EBITDA during such period plus (to the extent not included in determining Consolidated EBITDA) (b) one-third of all Rentals (other than Rentals on Capitalized Leases) payable during such period by Borrower and its Restricted Subsidiaries pursuant to Long-Term Leases.

       Consolidated Fixed Charges for any period means on a consolidated basis the sum of (a) one-third of all Rentals (other than Rentals on Capitalized Leases) payable during such period by Borrower and its Restricted Subsidiaries pursuant to Long-Term Leases, and (b) Consolidated Interest Expense payable during such period.

       Consolidated Indebtedness means all Indebtedness of Borrower and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

       Consolidated Interest Expense means for any period all interest (including the interest component on Rentals on Capitalized Leases) and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like Securities) of Borrower and its Restricted Subsidiaries for which such calculations are being made as determined in accordance with GAAP. Computations of Consolidated Interest Expense on a pro-forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

       Consolidated Net Income for any period means the gross revenues of Borrower and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

       (a)  the proceeds of any life insurance policy;

       (b) net earnings and losses of any Restricted Subsidiary of Borrower accrued prior to the date it became a Restricted
  Subsidiary of Borrower;

       (c) net earnings and losses of any corporation (other than a Restricted Subsidiary of Borrower), substantially all the assets of which have been acquired in any manner by Borrower or any of its Restricted Subsidiaries, realized by such corporation prior to the date of such acquisition;

       (d) net earnings and losses of any corporation (other than a Restricted Subsidiary of Borrower) with which Borrower or a Restricted Subsidiary of Borrower shall have consolidated or which shall have merged into or with Borrower or a Restricted Subsidiary of Borrower prior to the date of such consolidation or merger;

       (e) net earnings of any business entity (other than a Restricted Subsidiary of Borrower) in which Borrower or any Restricted Subsidiary of Borrower has an ownership interest unless such net earnings shall have actually been received by Borrower or such Restricted Subsidiary of Borrower in the form of cash distributions;

       (f)  any portion of the net earnings of any Restricted
  Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower or any other Restricted
  Subsidiary of Borrower;

       (g) earnings and losses resulting from any reappraisal, revaluation, write-up or write-down of assets other than in the ordinary course of business;

       (h) any reversal of any contingency reserve to the extent such contingency reserve was taken prior to the date of the Effective Date, but including in any determination of Consolidated Net Income changes in estimates made in accordance with GAAP; and

       (i) any other extraordinary gain or loss, including, without limitation, the cumulative effect of changes to GAAP.

       Consolidated Net Worth means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of Borrower and its Restricted Subsidiaries as determined in accordance with GAAP.

       Consolidated Total Capitalization means as of the date of the end of the most recent prior fiscal quarter, the sum of (a)
  Consolidated Indebtedness plus (b) Consolidated Adjusted Net Worth.

       Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

   Corporation means any corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.

       Debt to Capitalization Ratio means, as of any day, the ratio, expressed as a percentage, of (a) Consolidated
  Indebtedness as of such date to (b) Consolidated Total
  Capitalization as of such date.

       Default means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

       Distribution in respect of Borrower and its Restricted
  Subsidiaries means:

            (a) dividends or other distributions on capital stock (including, without limitation, preferred stock) of a corporation (except dividends or other distributions payable solely in shares of common stock of such corporation and dividends of to Borrower by any of its Restricted Subsidiaries); and

            (b) redemption, acquisition or retirement of any shares of its capital stock or warrants, rights or other options to purchase any shares of its capital stock (other than the redemption, acquisition or retirement by Borrower or any of its Restricted Subsidiaries of any shares of capital stock of a Restricted Subsidiary of Borrower).

       Dollars and $ means lawful money of the United States of America.

   Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

   Environmental Liabilities means all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to Property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys' fees and court costs.

   Environmental Permit means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.

   ERISA means the Employee Retirement Income Security Act of
  1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue
  Service or the U.S. Department of Labor thereunder.

   Eurodollar Rate means for any day during an Interest Period for a LIBOR Borrowing a rate per annum equal to the lesser of (a) the sum of (1) the Adjusted LIBOR in effect on the first day of such Interest Period plus (2) the then applicable Margin Percentage from time to time in effect and (b) the Ceiling Rate.
   Each Eurodollar Rate is subject to adjustments as provided for in Sections 3.3(c) and 11.15 hereof.

   Eurodollar Reserve Requirement means, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next highest one ten thousandth [.0001]) which is in effect on such day for determining all reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to "Eurocurrency liabilities," as currently defined in Regulation
  D. Each determination of the Eurodollar Reserve Requirement by Agent shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

   Event of Default shall have the meaning assigned to it in
  Section 9.1 hereof.

       Federal Funds Rate means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any such day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole and absolute discretion.

       Fixed Charge Coverage Ratio means, as of the end of any fiscal quarter, the ratio, expressed as a percentage, of (a) the sum of Consolidated EBITDA Available for Fixed Charges for the four quarter period preceding such day to (b) Consolidated Fixed Charges for such four quarter period.

   Funding Loss means, with respect to (a) Borrower's payment of principal of a LIBOR Borrowing on a day prior to the last day of the applicable Interest Period; (b) Borrower's failure to borrow a LIBOR Borrowing on the date specified by Borrower; (c) Borrower's failure to make any prepayment of the Loans (other than Base Rate Borrowings) on the date specified by Borrower, or
  (d) any cessation of a Eurodollar Rate to apply to the Loans or any part thereof pursuant to Section 3.3, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability actually incurred by any Lender (including but not limited to any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain a Loan).

   GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

   Governmental Authority means any foreign governmental authority, the United States of America, any State of the United States, and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Agent, any Lender, Borrower or their respective Property.

       Guaranty means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation (other than performance obligations (other than obligations for the payment of borrowed money)) of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

            (a) to purchase such Indebtedness or obligation or any property constituting security therefore;

            (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

            (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

            (d)  otherwise to assure the owner of such
       Indebtedness or obligation against loss in respect thereof.

  In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

   Hazardous Substance means petroleum products and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

       Indebtedness with respect to any Person means, at any time, without duplication,

       (a)  its liabilities for borrowed money;

       (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

       (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

       (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

       (e) all its liabilities in respect of standby letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (other than those representing obligations for performance guarantees);

       (f)  Swaps of such Person; and

       (g) any Guaranty of such Person with respect to liabilities (other than performance guaranties) of a type described in any of clauses (a) through (f) hereof;

  provided, that in the case of computations of "Indebtedness" of Borrower or any of its Restricted Subsidiary, notwithstanding clause (d) above, "Indebtedness" shall not include Indebtedness secured by Liens permitted under Section 8.3(h).

       Interest Coverage Ratio means, as of the end of any fiscal quarter, the ratio, expressed as a percentage, of (a)
  Consolidated EBITDA for the four quarter period preceding such day to (b) Consolidated Interest Expense for such four quarter period.

       Interest Options means the Base Rate and each Eurodollar
  Rate, and "Interest Option" means any of them.

   Interest Payment Dates means (a) for Base Rate Borrowings, September 30, 1998 and the last day of each March, June, September and December thereafter prior to the Maturity Date, and the Maturity Date; and (b) for LIBOR Borrowings, the end of the applicable Interest Period (and if such Interest Period exceeds three months' duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period) and the Maturity Date.

   Interest Period means, for each LIBOR Borrowing, a period commencing on the date such LIBOR Borrowing began and ending on the numerically corresponding day which is, subject to availability as set forth in Section 3.3(c)(iii), 1, 2, 3 or 6 months thereafter, as Borrower shall elect in accordance herewith; provided, (1) unless Agent shall otherwise consent, no Interest Period with respect to a LIBOR Borrowing shall commence on a date earlier than three (3) Business Days after this Agreement shall have been fully executed; (2) any Interest Period with respect to a LIBOR Borrowing which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day; (3) any Interest Period with respect to a LIBOR Borrowing which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the appropriate calendar month, and (4) no Interest Period for a Loan shall ever extend beyond the Maturity Date.

       Investments shall mean all investments, in cash or by delivery of property, made directly or indirectly in any property or assets or in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

   Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.

   LIBOR means, for each Interest Period for any LIBOR Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by Agent and Borrower) as of 11:00 a.m., Houston, Texas time (or as soon thereafter as practicable) on the day two LIBOR Business Days prior to the first day of such Interest Period for deposits in United States dollars having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Borrowing to which such Interest Period relates. If none of such Telerate Page 3750 nor any successor or similar service is available, then "LIBOR" shall mean, with respect to any Interest Period for any applicable LIBOR Borrowing, the rate of interest per annum, rounded upwards, if necessary, to the nearest 1/16th of 1%, quoted by Agent at or before 11:00 a.m., Houston, Texas time (or as soon thereafter as practicable), on the date two LIBOR Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in the London interbank market, of deposits in United States dollars for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR Borrowing to which such Interest Period relates. Each determination by Agent of LIBOR shall be prima facie evidence of the correctness thereof, and may be computed using any reasonable averaging and attribution method.

   LIBOR Borrowing means each portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate.

   LIBOR Business Day means a Business Day on which transactions in United States dollar deposits between lenders may be carried on in the London interbank market.

   Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions,
  restrictions and other title exceptions.    For the purposes of
  this Agreement, Borrower or any of its Subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

   Loans means the loans provided for in Section 2.1 hereof.

   Loan Documents means, collectively, this Agreement, the Notes, all instruments and agreements now or hereafter executed or delivered by Borrower to Agent or any Lender pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

       Long-Term Lease means any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than one year.

       Majority Lenders means, at any time while no Loans are outstanding, Lenders having greater than 60% of the aggregate amount of Commitments, and at any time while Loans are outstanding, Lenders having greater than 60% of the aggregate amount of Loans outstanding plus available Commitments outstanding.

       MARAD Indebtedness means Indebtedness of Borrower or any of its Restricted Subsidiaries owed to, or guaranteed by, the U.S. Maritime Administration and incurred in connection with the acquisition or purchase of fixed assets useful and intended to be used in carrying on the business of Borrower or any of its Restricted Subsidiaries, provided that with respect to such Indebtedness, none of the property or assets of Borrower or any of its Restricted Subsidiaries, other than the fixed asset so acquired, shall be, directly or indirectly, liable for or secure in any manner whatsoever the payment thereof.

       Margin Percentage means (i) on any day prior to October 1, 1998, 0.00% with respect to Base Rate Borrowings and 0.50% with respect to LIBOR Borrowings and (ii) on and after October 1, 1998, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to Capitalization Ratio as of the last day of the most recently ended fiscal quarter of Borrower calculated by Agent as soon as practicable after receipt by Agent of all financial reports required under this Agreement with respect to such fiscal quarter (including a Compliance Certificate) (provided, however, that if the Margin Percentage is increased as a result of the reported Debt to Capitalization Ratio, such increase shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement and provided further, however, that if the Margin Percentage is decreased as a result of the reported Debt to Capitalization Ratio, and such financial reports are delivered to Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of this Agreement, such decrease shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement):

  Debt to                      LIBOR Borrowings   Base Rate Borrowings
  Capitalization Ratio         Margin Percentage  Margin Percentage

  Greater than or equal to 50%       1.00               0.00

  Greater than or equal to 47.5%
  but less than 50%                  0.875              0.00

  Greater than or equal to 45%
  but less than 47.5%                0.75               0.00

  Greater than or equal to 40%
  but less than 45%                  0.625              0.00

  Less than 40%                      0.50               0.00

       Material means material in relation to the business, operations, affairs, financial condition, assets or properties of Borrower and its Restricted Subsidiaries taken as a whole.

       Material Adverse Effect means a material adverse effect on
  (a) the business, operations, affairs, financial condition, assets or properties of Borrower and its Restricted Subsidiaries taken as a whole, or (b) the ability of Borrower to perform its obligations under this Agreement, the Notes or the Loan Documents, or (c) the validity or enforceability of this Agreement or the Notes or the Loan Documents.

       Maturity Date means the maturity of the Notes, October 31, 2003.

       Minority Interests means any shares of stock of any class of a Restricted Subsidiary of Borrower (other than directors' qualifying shares or Regulatory Shares as required by law) that are not owned by Borrower and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

       Notes shall have the meaning assigned to such term in
  Section 2.5 hereof.

       Obligations means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder on such date plus (ii) all other outstanding liabilities, obligations and indebtedness of Borrower under this Agreement, any Note or any other Loan
  Document on such date.

   Organizational Documents means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership and with respect to a trust, the instrument establishing such trust and with respect to any other Person, the agreements or instruments pursuant to which such Person was formed; in each case including any and all modifications thereof and any and all future modifications thereof.

   Past Due Rate means, on any day, a rate per annum equal to the lesser of (i) the Ceiling Rate for that day or (ii) the Base
  Rate plus the Margin Percentage for Base Rate Borrowings then in effect plus two percent (2%).

       PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

       Person means any individual, Corporation, trust, limited liability company, unincorporated organization, Governmental
  Authority or any other form of entity.

       Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or
  (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

       Preferred Stock means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

       Prime Rate means, on any day, the prime rate for that day as determined from time to time by Chase Texas. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Chase Texas, Agent and each Lender disclaims any statement, representation or warranty to the contrary. Chase Texas, Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

       Principal Office means the principal office of Agent, presently located at 712 Main Street, Houston, Harris County,
  Texas 77002.

       Priority Liability means, as of the date of any determination thereof, (a) any Indebtedness of Borrower secured by a Lien created pursuant to Section 8.3(l) hereof and (b) any Indebtedness and any Preferred Stock of Restricted Subsidiaries other than Indebtedness or Preferred Stock permitted under
  Section 8.1(a)(ii).

   Proper Form means in form and substance reasonably satisfactory to Agent.

   Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

       Quarterly Dates means the last day of each March, June, September and December, provided that if any such date is not a Business Day, then the relevant Quarterly Date shall be the next succeeding Business Day.

       Quarterly Financial Statements means the quarterly financial statements of Borrower and its subsidiaries, which statements shall include a balance sheet as of the end of such fiscal quarter and an income statement and a statement of cash flows for such fiscal quarter and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures as of the end of and for the corresponding fiscal quarter of the preceding year, prepared in accordance with GAAP in all material respects except that such statements are condensed and exclude detailed footnote disclosures and attested by the chief financial officer or other authorized officer of Borrower as fairly presenting, in all material respects, the consolidated financial condition of the applicable Persons as of such date. As long as Borrower files a quarterly report on Form 10-Q with the Securities and Exchange Commission, such report and related financial statements, including notes thereto, shall be considered the "Quarterly Financial Statements".

   Rate Designation Date means that Business Day which is (a) in the case of Base Rate Borrowings, 11:00 a.m., Houston, Texas time, on the date one Business Day preceding the date of such borrowing and (b) in the case of LIBOR Borrowings, 11:00 a.m., Houston, Texas time, on the date three LIBOR Business Days preceding the first day of any proposed Interest Period.

       Rate Designation Notice means a written notice substantially in the form of Exhibit B.

   Regulation D means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

       Regulatory Change means, with respect to any Lender, any change on or after the Effective Date in any Legal Requirement (including, without limitation, Regulation D) or the adoption or change on or after such date of any interpretation, directive or request applying to a class of lenders including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.

       Regulatory Shares means, with respect to any Person, shares of the capital stock of such Person required to be issued as qualifying shares to directors or shares issued to Persons other than Borrower in response to regulatory requirements of foreign jurisdictions pursuant to a resolution of the Board of Directors of such Person.

       Rentals means and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by Borrower or a Restricted Subsidiary of Borrower, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by Borrower or a Restricted Subsidiary of Borrower (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

       Request for Extension of Credit means a request for extension of credit duly executed by any responsible officer, which may include the president, the chief executive officer, the chief financial officer, any vice president or the treasurer of Borrower or any other officer of Borrower with responsibility for the administration of this Agreement, appropriately completed and substantially in the form of Exhibit A attached hereto.

   Requirements of Environmental Law means all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

       Responsible Officer means any Senior Financial Officer and any other officer of Borrower with responsibility for the administration of the relevant portion of this Agreement.

       Restricted Investments means all Investments, other than:

            (a)  Investments by Borrower and its Restricted
       Subsidiaries in and to Wholly-owned Restricted
       Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Wholly-owned Restricted Subsidiary;

            (b) Investments representing loans or advances in the usual and ordinary course of business to officers and employees for expenses incidental to carrying on the business of Borrower or any of its Restricted Subsidiaries;

            (c) Investments in property or assets to be used in the ordinary course of the business of Borrower and its Restricted Subsidiaries as described on Exhibit H of this Agreement;

            (d) Investments in commercial paper of corporations organized under the laws of the United States or any state thereof and loan participations maturing in 270 days or less from the date of issuance which, at the time of acquisition by Borrower or any of its Restricted Subsidiaries, are accorded a rating of "A-1" or better by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., a New York corporation, or "P-1" or better by Moody's Investors Service, Inc.;

            (e) Investments in direct obligations in the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof;

            (f) Investments in direct obligations of other governments maturing within twelve months from the date of acquisition thereof by Borrower or a Restricted Subsidiary of Borrower; provided that at the time of such acquisition, the long-term Indebtedness of such government is rated "AAA" by Standard & Poor's Ratings Group or by Moody's Investors Service, Inc.;

            (g) Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, issues by a bank or trust company organized under the laws of the United States or any State thereof, having either (i) capital, surplus and undivided profits aggregating at least $100,000,000 or (ii) total assets of $1,000,000,000;

            (h) Investments in repurchase agreements with respect to any Security described in clause (e) entered into with a depository institution or trust company acting as principal described in clause (g) if such repurchase agreements: (i) are by their terms to be performed by the repurchase obligor and such repurchase agreements are deposited with a bank or trust company of the type described in clause (g) and (ii) mature within ninety days from the date of execution and delivery thereof; and

            (i) Investments of Borrower not described in the foregoing clauses (a) through (h); provided that the aggregate amount of all such Investments shall not at the time any Investment is made within the limitations of this clause (i) exceed 15% of Consolidated Adjusted Net Worth.

       Restricted Subsidiary means any Subsidiary which is not an Unrestricted Subsidiary.

       Secretary's Certificate means a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation certifying (a) that attached thereto are true and correct copies of resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the Loan Documents to be executed by such corporation; (b) the incumbency and signature of the officer of such corporation executing such Loan Documents on behalf of such corporation, and
  (c) that attached thereto are true and correct copies of the Organizational Documents of such corporation.

       Securities Act means the Securities Act of 1933, as amended from time to time.

       Security shall have the same meaning as in Section 2(1) of the Securities Act.

       Senior Financial Officer means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of Borrower.

       Senior Indebtedness shall mean all Indebtedness for borrowed money of Borrower which is not expressed to be subordinate or junior in rank to any other Indebtedness for borrowed money of Borrower.

   Stated Rate means, with respect to any Lender, the effective weighted per annum rate of interest applicable to the Loans made by such Lender; provided, that if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balances of the Notes plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate. Without notice to Borrower or any other Person, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.

   Subsidiary means, as to a particular parent Corporation, any Corporation of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by such parent Corporation.

       Subsidiary Stock is defined in Section 8.5(c).

       Swaps means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.
  For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

       Unrestricted Subsidiary means any Subsidiary designated by the Board of Directors of Borrower as an "Unrestricted
  Subsidiary" on Exhibit F hereto or pursuant to Section 8.9 hereto.

   Taxes shall have the meaning ascribed to it in Section 4.1(d) hereof.

       Voting Stock means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

       Wholly-owned Restricted Subsidiary means, at any time, any Restricted Subsidiary of Borrower one hundred percent (100%) of all of the equity interests (except directors' qualifying shares and shares of capital stock owned by one or more individuals who are not citizens of the United States of America and whose ownership of such capital stock is mandated by the law of any country other than the United States of America) and voting interests of which are owned by any one or more of Borrower and Borrower's other Wholly-owned Restricted Subsidiaries at such time.

       Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the Controlled Group to the PBGC or a Plan under Title IV of ERISA. With respect to multi-employer Plans, the term "Unfunded Liabilities" shall also include contingent liability for withdrawal liability under
  Section 4201 of ERISA to all multi-employer Plans to which Borrower or any member of a Controlled Group for employees of Borrower contributes in the event of complete withdrawal from such plans.

       1.2  Miscellaneous.  The words "hereof," "herein," and
  "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

  2.   Commitments and Loans.

   2.1 Loans. From time to time on or after the Effective Date and prior to the Maturity Date, each Lender shall make loans under this Section 2.1 to Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender's Commitment Percentage of $80,000,000. Subject to the conditions in this Agreement, any such Loan repaid prior to the Maturity Date may be reborrowed pursuant to the terms of this Agreement. Borrower, Agent and the Lenders agree pursuant to Chapter 346 ("Chapter 346") of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Notes or any Obligation and that neither the Notes nor any Obligation shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever. The aggregate of all Loans to be made by the Lenders in connection with a particular borrowing shall be equal to the lesser of (a) the remaining unused portion of the Commitments or (b) a multiple of $100,000.

   2.2 Terminations or Reductions of  Commitments.

   (a) Mandatory. On the Maturity Date, all Commitments shall be terminated in their entirety.

       (b) Optional. Borrower shall have the right to terminate or reduce the unused portion of the Commitments at any time or from time to time, provided that (i) Borrower shall give notice of each such termination or reduction to Agent as provided in
  Section 4.3 hereof and (ii) each such partial reduction shall be in an integral multiple of $500,000.

   (c) No Reinstatement. No termination or reduction of the Commitments may be reinstated without the written approval of Agent and the Lenders.

   2.3 Commitment Fees.

       (a) Borrower shall pay to Agent for the account of each Lender revolving loan commitment fees at a rate per annum equal to the Commitment Fee Percentage. Such revolving loan commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be) on each day and shall be based on the excess of
  (x) the aggregate amount of each Lender's Commitment for such day over (y) the aggregate unpaid principal balance of such Lender's Note on such day. Accrued revolving loan commitment fees shall be payable in arrears on the Quarterly Dates prior to the Maturity Date and on the Maturity Date.

       (b) All past due fees payable under this Section shall bear interest at the Past Due Rate.

   2.4 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither Agent nor any Lender shall be responsible or liable for the failure of any other Lender to make a Loan to be made by such other Lender. Notwithstanding anything contained herein to the contrary, (a) no Lender shall be required to make or maintain Loans at any time outstanding if as a result the total Obligations owed to such Lender shall exceed the lesser of (1) such Lender's Commitment Percentage of all Obligations and (2) such Lender's Commitment Percentage of $80,000,000 and (b) if a Lender fails to make a Loan as and when required hereunder, then upon each subsequent event which would otherwise result in funds being paid to the defaulting Lender, the amount which would have been paid to the defaulting Lender shall be divided among the non-defaulting Lenders ratably according to their respective shares of the outstanding Commitment Percentages until the Obligations of each Lender (including the defaulting Lender) are equal to such Lender's Commitment Percentage of the total Obligations.

   2.5 Notes. The Loans made by each Lender shall be evidenced by a single promissory note of Borrower in substantially the form of Exhibit C hereto payable to the order of such Lender in a principal amount equal to the Commitment of such Lender, and otherwise duly completed. The promissory notes described in this Section are each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, called a "Note" and collectively called the "Notes". Each Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement shall not affect the obligations of Borrower under such Note or hereunder in respect of such Loan.

   2.6 Use of Proceeds. The proceeds of the Loans shall be used for working capital and general corporate purposes. Neither
  Agent nor any Lender shall have any responsibility as to the use of any proceeds of the Loans.

  3.   Borrowings, Payments, Prepayments and Interest Options.

   3.1 Borrowings. Borrower shall give Agent notice of each borrowing to be made hereunder as provided in Section 4.3 hereof and Agent shall promptly notify each Lender of such request.
  Not later than 12:00 noon Houston time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Loan, if any, to be made by it on such date to Agent at its Principal Office, in immediately available funds, for the account of Borrower. Such amounts received by Agent will be held in an account maintained by Borrower with Agent. The amounts so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by wiring or otherwise transferring, in immediately available funds, such amount to an account designated by Borrower and approved by Agent.

   3.2 Payments; Prepayments.

   (a) Optional Prepayments. Except as provided in Section 3.3 hereof, Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any premium, penalty or fee, any Loans at any time or from time to time, provided that Borrower shall give Agent notice of each such prepayment as provided in Section 4.3 hereof. Each optional prepayment on a Loan shall be in an amount equal to a minimum of $500,000 plus integral multiples of $100,000.

       (b) Interest Payments. Accrued and unpaid interest on the unpaid principal balance of the Loans shall be due and payable on the Interest Payment Dates.

       (c)  Interest on Past Due Payments.  Subject to Section
  11.7 hereof, Borrower will pay to Agent for the account of each Lender interest at the applicable Past Due Rate on any amount payable by Borrower hereunder to or for the account of such Lender (but, if such amount is interest, only to the extent legally allowed), which shall not be paid in full within five
  (5) days after the date due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the expiration of such five (5) day period until the same is paid in full.

   3.3 Interest Options

   (a) Options Available. The outstanding principal balance of the Notes shall bear interest at the Base Rate; provided, that
  (1) subject to Section 3.2(c), all past due amounts, both principal and accrued and unpaid interest, shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances of the Notes from time to time outstanding bear interest at a Eurodollar Rate. The records of Agent and each of the Lenders with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be prima facie evidence of the correctness thereof. Interest on the Loans shall be calculated at the Base Rate except where it is expressly provided pursuant to this Agreement that a Eurodollar Rate is to apply. Interest on the amount of each advance against the Notes shall be computed on the amount of that advance and from the date it is made to but excluding the date of repayment thereof. Notwithstanding anything in this Agreement to the contrary, for the full term of the Notes the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the debt evidenced thereby (including all interest on the Notes at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

   (b) Designation and Conversion. Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Provided no Event of Default has occurred and is continuing and subject to the last sentence of
  Section 3.3(a) and the provisions of Section 3.3(c), Borrower may elect to have a Eurodollar Rate apply or continue to apply to all or any portion of the principal balance of the Notes. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balances of the Notes. The Interest Options shall be designated or converted in the manner provided below:

       (i) Borrower shall give Agent telephonic notice, promptly confirmed by a Rate Designation Notice (and Agent shall promptly inform each Lender thereof). Each such telephonic and written notice shall specify the amount of the Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion and the Interest Period or Periods, if any, selected by Borrower. Such telephonic notice shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date.

       (ii) No more than eight (8) LIBOR Borrowings shall be in effect at any time.

       (iii) Each advance, designation or conversion of a LIBOR Borrowing shall occur on a LIBOR Business Day.

       (iv) Except as provided in Section 3.3(c) hereof, no LIBOR Borrowing may be converted to a Base Rate Borrowing or another LIBOR Borrowing on any day other than the last day of the applicable Interest Period.

       (v) Each request for a LIBOR Borrowing shall be in the amount equal to $500,000 or an integral multiple of $100,000 in excess thereof.

       (vi) Subject to Section 3.3(c)(i), each designation of an Interest Option with respect to the Notes shall apply to all of the Notes ratably in accordance with their respective outstanding principal balances. If any Lender assigns an interest in its Note when any LIBOR Borrowing is outstanding with respect thereto, then such assignee shall have its ratable interest in such LIBOR Borrowing.

   (c) Special Provisions Applicable to LIBOR Borrowings.

   (i) Options Unlawful. If the adoption of any applicable Legal Requirement after the Effective Date or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or other Governmental Authority shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of such Lender to establish such LIBOR Borrowing shall forthwith be canceled and Borrower shall on the last day the Interest Period relating to any outstanding LIBOR Borrowing (or within such earlier period as may be required by applicable law) (1) convert the LIBOR Borrowing of such Lender to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate each Lender for any additional cost or expense which any Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which any Lender may incur as a result of such conversion. If, when Agent so notifies Borrower, Borrower has given a Rate Designation Notice specifying a LIBOR Borrowing but the selected Interest Period has not yet begun, as to the applicable Lender such Rate Designation Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans made by such Lender specified in such Rate Designation Notice shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.

   (ii) Increased Cost of Borrowings. Subject to Section 11.15, if the adoption after the Effective Date of any applicable Legal Requirement or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or Governmental Authority shall at any time as a result of any portion of the principal balances of the Notes being maintained on the basis of a Eurodollar Rate:

        (1) subject any Lender to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any LIBOR Borrowing or other amount due hereunder, other than income and franchise taxes of the United States or its political subdivisions or such other jurisdiction in which the applicable Lender has any office or applicable lending office; or

        (2) change the basis of taxation of payments due from Borrower to any Lender under any LIBOR Borrowing
                 (otherwise than by a change in the rate of taxation of the gross revenues or overall net income of such Lender); or

        (3) impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable Eurodollar Rate), special deposit requirement or similar requirement (including, but not limited to, state law requirements) against assets of any Lender, or against deposits with any Lender, or against loans made by any Lender, or against any other funds, obligations or other Property owned or held by any Lender; or

            (4) impose on any Lender any other condition regarding any LIBOR Borrowing;

  and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such LIBOR Borrowing, or reduce the amount of principal or interest received by any Lender, then, within 15 Business Days after demand by Agent (accompanied by a statement setting forth in reasonable detail the applicable Lender's basis therefor), Borrower shall pay to Agent additional amounts which shall compensate each Lender for such increased cost or reduced amount. The determination by any Lender of the amount of any such increased cost, increased reserve requirement or reduced amount shall be prima facie evidence of the correctness thereof.
   Borrower shall have the right, if it receives from Agent any notice referred to in this paragraph, upon three Business Days' notice to Agent (which shall notify each affected Lender), either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate each Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any Lender may incur as a result of such repayment or conversion. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower through Agent) will designate a different lending office of such Lender for the applicable LIBOR Borrowing or will take such other action as Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is located in the United States of America).

       (iii) Inadequacy of Pricing and Rate Determination. If, for any reason with respect to any Interest Period, Agent (or, in the case of clause 3 below, the applicable Lender) shall have reasonably determined that:

            (1) Agent is unable through its customary general practices to determine any applicable Eurodollar
                 Rate, or

            (2) by reason of circumstances affecting the applicable market, generally, Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable LIBOR Borrowing requested by Borrower, or

            (3)  any applicable Eurodollar Rate will not
                 adequately and fairly reflect the cost to any Lender of making and maintaining such LIBOR Borrowing hereunder for any proposed Interest Period,

  then Agent shall give Borrower notice thereof and thereupon, (A) any Rate Designation Notice previously given by Borrower designating the applicable LIBOR Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Rate Designation Notice requesting the applicable Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable LIBOR Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.

   (iv) Funding Losses. Borrower shall indemnify each Lender against and hold each Lender harmless from any Funding Loss. Subject to Section 11.15, this indemnity shall survive the payment of the Notes. Within 15 Business Days after demand by Agent (accompanied by a certificate of such Lender setting forth in reasonable detail the amount and calculation of the amount claimed as to any Funding Losses, which shall be prima facie evidence of the correctness thereof), Borrower shall pay to Agent, for the account of such Lender, the amount of such Funding Losses.

   (d) Funding Offices; Adjustments Automatic; Calculation Year. Any Lender may, if it so elects, fulfill its obligation as to any LIBOR Borrowing by causing a branch or affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or affiliate. Without notice to Borrower or any other Person, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement. Interest at the Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be. All other interest required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, the applicable interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

       (e) Funding Sources. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

  4.   Payments; Pro Rata Treatment; Computations, Etc.

   4.1 Payments.

       (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower hereunder, under the Notes and under the other Loan Documents shall be made in Dollars, in immediately available funds, to Agent at the Principal Office (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 11:00 a.m. Houston time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

   (b) Borrower shall, at the time of making each payment hereunder, under any Note or under any other Loan Document, specify to Agent the Loans or other amounts payable by Borrower hereunder or thereunder to which such payment is to be applied. Each payment received by Agent hereunder, under any Note or under any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.
   If Agent fails to send to any Lender the applicable amount by the close of business on the date any such payment is received by Agent if such payment is received prior to 11:00 a.m. Houston time (or on the next succeeding Business Day with respect to payments which are received after 11:00 a.m. Houston time), Agent shall pay to the applicable Lender interest on such amount from such date at the Federal Funds Rate. Borrower, the Lenders and Agent acknowledge and agree that this provision and each other provision of this Agreement or any of the other Loan Documents relating to the application of amounts in payment of the Obligations shall be subject to the provisions of Section 4.2(d) regarding pro rata application of amounts after an Event of Default shall have occurred and be continuing.

   (c) If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payments (except as otherwise provided in clause (2) of the definition of "Interest Period") shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

   (d) All payments by Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for or on account of any present or future income, stamp, or other taxes, fees, duties, withholding or other charges of any nature whatsoever imposed by any taxing authority excluding in the case of Agent and each Lender taxes imposed on or measured by its net income or franchise taxes imposed by the jurisdiction in which it is organized or through which it acts for purposes of this Agreement (such non-excluded items being hereinafter referred to as "Taxes"). If as a result of any change in law (or the interpretation thereof) after the date that Agent or the applicable Lender became a party to this Agreement, any withholding or deduction from any payment to be made to, or for the account of, such Person by Borrower hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable law, rule, or regulation, then Borrower will
  (i) pay to the relevant authority the full amount required to be so withheld or deducted; (ii) to the extent available, promptly forward to Agent an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent, for the account of each affected Person, such additional amount or amounts as are necessary to ensure that the net amount actually received by such Lender will equal the full amount such Person would have received had no such withholding or deduction been required. Each such Person shall determine such additional amount or amounts payable to it (which determination shall be prima facie evidence of the correctness thereof). If Agent or any Lender becomes aware that any such withholding or deduction from any payment to be made by Borrower hereunder or under any other Loan Document is required, then such Person shall promptly notify Agent and Borrower thereof stating the reasons therefor and the additional amount required to be paid under this Section. Each Lender shall execute and deliver to Agent and Borrower such forms as it may be required to execute and deliver pursuant to
  Section 11.13 hereof. To the extent that any such withholding or deduction results from the failure of a Lender to provide a form required by Section 11.13 hereof (unless such failure is due to some prohibition under applicable Legal Requirements), Borrower shall have no obligation to pay the additional amount required by clause (iii) above. Anything in this Section notwithstanding, if any Lender elects to require payment by Borrower of any material amount under this Section, Borrower may, within 60 days after the date of receiving notice thereof and so long as no Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination Borrower shall
  (i) if Agent and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (ii) have arranged for another financial institution approved by Agent (such approval not to be unreasonably withheld or delayed) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, Borrower shall have given written notice to Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Lender in lieu of such substitution.

   4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under
  Section 2.1 hereof shall be made ratably from the Lenders in accordance with their respective Commitments; (b) each payment of revolving loan commitment fees shall be made for the account of the Lenders, and each termination or reduction of the Commitments of the Lenders under Section 2.2 hereof shall be applied, pro rata, according to the Lenders' respective Commitments, and (c) each payment by Borrower of principal of or interest on the Loans shall be made to Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders.

   4.3 Certain Actions, Notices, Etc. Notices to Agent of any termination or reduction of Commitments and of borrowings and optional prepayments of Loans shall be irrevocable and shall be effective only if received by Agent not later than 11:00 a.m. Houston time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing and/or prepayment specified below:

                                    Number of Business Days
                                          Prior Notice

       Termination or Reduction of
       Commitments                              3

       Loan repayment                           1

       Borrowing at the Base Rate               same day

       Selection of a Eurodollar Rate           3 LIBOR
                                                Business Days


  Each such notice of termination or reduction shall specify the amount of the applicable Commitment to be terminated or reduced.
   Each such notice of borrowing or prepayment shall specify the amount of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business Day). Agent shall promptly notify the affected Lenders of the contents of each such notice.

   4.4 Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Lender or Borrower (the "Payor") prior to the date on which such Lender is to make payment to Agent of the proceeds of a Loan to be made by it hereunder or Borrower is to make a payment to Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, the recipient of such payment shall, on demand, pay to Agent the amount made available by Agent, together with interest thereon in respect of the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.

   4.5 Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement or on any other Obligation then due to such Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of setoff or Lien granted under Section 9.2 hereof), banker's lien, counterclaim or similar right or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or other Obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid Obligations then due to each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made, or other Obligations held, by other Lenders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other Obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

  5.   Conditions Precedent.

   5.1 Initial Loans . The obligation of each Lender to make its initial Loans hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of Agent:

       (a)  Authorization and Status.  Agent shall have received
  (i) copies of the Organizational Documents of Borrower certified as true and correct by its secretary, assistant secretary or other equivalent officer, (ii) evidence reasonably satisfactory to Agent of all action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents and all other documents related to this Agreement to which it is a party (including, without limitation, a certificate of the secretary, assistant secretary or other equivalent officer of each such party which is a corporation setting forth the resolutions of its Board of Directors authorizing the transactions contemplated thereby), and (iii) such certificates as may be appropriate to demonstrate the qualification and good standing of Borrower in the jurisdiction of its organization and in each other jurisdiction where the failure in which to qualify could reasonably be expected to have a Material Adverse Effect.

       (b) Incumbency. Borrower shall have delivered to Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf the applicable Loan Documents to which it is a party related to any Loan and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with any Loan.
  Agent and each Lender may conclusively rely on such certificates until they receive notice in writing from Borrower to the contrary.

       (c)  Notes.  Agent shall have received the appropriate
  Notes of Borrower for each Lender, duly completed and executed.

       (d) Loan Documents. Borrower shall have duly executed and delivered the Loan Documents to which it is a party (in such number of copies as Agent shall have requested). Each such Loan Document shall be in substantially the form furnished to the Lenders prior to their execution of this Agreement, together with such changes therein as Agent may approve.

       (e) Fees and Expenses. Borrower shall have paid to Agent all unpaid fees in the amounts previously agreed upon in writing among Borrower and Agent.

       (f) Opinions of Counsel. Agent shall have received such opinions of counsel to Borrower as Agent shall reasonably request with respect to Borrower and the Loan Documents.

       (g) Consents. Agent shall have received evidence reasonably satisfactory to the Majority Lenders that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.

       (h) Other Documents. Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Agent may reasonably request.

   5.2 All Loans. The obligation of each Lender to make any Loan to be made by it hereunder is subject to: (a) the accuracy, in all material respects, on the date of such Loan of all representations and warranties of Borrower contained in this Agreement and the other Loan Documents, except to the extent expressly limited to an earlier date; (b) Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to the Loan no later than 10:00 a.m. Houston time on the Business Day on which such Request for Extension of Credit must be given under Section 4.3 hereof and (2) such other documents as Agent may reasonably require; (c) prior to the making of such Loan, there shall have occurred no event which could reasonably be expected to have a Material Adverse Effect; (d) no Default or Event of Default shall have occurred and be continuing, and (e) the making of such Loan shall not be illegal or prohibited by any Legal Requirement. The submission by Borrower of a Request for Extension of Credit shall be deemed to be a representation and warranty that the conditions precedent to the applicable Loan have been satisfied.

  6.   Representations and Warranties.

   To induce Agent and the Lenders to enter into this Agreement and to make the Loans, Borrower represents and warrants (such representations and warranties to survive any investigation and the making of the Loans) to the Lenders and Agent as follows:

   6.1 Organization. Borrower and each of its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
  (b) has all necessary power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in the jurisdiction of its organization and in all jurisdictions in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

   6.2 Financial Statements. Borrower has furnished to Agent (i) audited financial statements (including a balance sheet) as to Borrower which fairly present in all material respects, in accordance with GAAP, the consolidated financial condition and the results of operations of Borrower and its Subsidiaries as of the end of the fiscal year ended March 31, 1998 and (ii) unaudited financial statements (including a balance sheet) as to Borrower which fairly present in all material respects, in accordance with GAAP (subject to year-end adjustments and the absence of notes), the consolidated financial condition and the results of operations of Borrower and its Subsidiaries as of the end of the fiscal quarter ended June 30, 1998. No events, conditions or circumstances have occurred from the date that the financial statements were delivered to Agent through the Effective Date which would cause said financial statements to be misleading in any material respect. There are no material instruments or liabilities which should be reflected in such financial statements provided to Agent which are not so reflected that are necessary in order for such financial
  statement presentation to conform to GAAP.   Since March 31,
  1998, no event has occurred and no circumstance has arisen which could reasonably be expected to cause a Material Adverse Effect.

   6.3 Enforceable Obligations; Authorization. The Loan Documents are legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents by Borrower (a) have all been duly authorized by all necessary action; (b) are within the corporate power and authority of Borrower; (c) do not and will not contravene or violate any Legal Requirement applicable to Borrower or the Organizational Documents of Borrower, the contravention or violation of which could reasonably be expected to have a Material Adverse Effect; (d) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which Borrower or any of its Property may be bound, and (e) do not and will not result in the creation of any Lien upon any Property of Borrower, except in favor of Agent or as expressly contemplated herein or therein. All necessary permits, registrations and consents for such making and performance have been obtained.

       6.4 Other Debt. Neither Borrower nor any its Restricted Subsidiaries is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party and which default could reasonably be expected to have a Material Adverse Effect.

   6.5 Litigation. There is no litigation or administrative proceeding, to the knowledge of any executive officer of Borrower, pending or threatened against, nor any outstanding judgment, order or decree against, Borrower or any of its Restricted Subsidiaries before or by any Governmental Authority which does or could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any its Restricted Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority where such default could reasonably be expected to have a Material Adverse Effect.

   6.6 Taxes. Borrower and each of its Restricted Subsidiaries has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith or where the failure to make required filings or pay required taxes could not reasonably be expected to have a Material Adverse Effect.

   6.7 Regulations U and X. None of the proceeds of any Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose would constitute this transaction a "purpose credit" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, as any of them may be amended from time to time.

   6.8 Subsidiaries.  As of the Effective Date, Borrower has no
  Subsidiaries other than as set forth on Exhibit F hereto. There are no Unrestricted Subsidiaries of Borrower as of the Effective Date.

   6.9 No Untrue or Misleading Statements. No document, instrument or other writing furnished to the Lenders by or on behalf of Borrower in connection with the transactions contemplated in any Loan Document contains any untrue material statement of fact or omits to state any such fact necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading in any material respect.

       6.10 ERISA. With respect to each Plan, Borrower and each member of the Controlled Group have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a liability of Borrower or any member of the Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course) could reasonably be expected to have a Material Adverse Effect. There have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower or any member of the Controlled Group. Unfunded Liabilities as of the date hereof are not reasonably expected to result in a Material Adverse Effect. No "prohibited transaction" has occurred with respect to any Plan.

       6.11 Investment Company Act. Neither Borrower nor any its Restricted Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

       6.12 Public Utility Holding Company Act. Neither Borrower nor any its Restricted Subsidiaries is an "affiliate" or a "subsidiary company" of a "public utility company," or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

       6.13 Fiscal Year. The fiscal year of Borrower ends on March 31.

       6.14 Compliance. Borrower and each of its Restricted Subsidiaries is in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

       6.15 Environmental Matters. Borrower and each of its Restricted Subsidiaries has, to the best knowledge of their respective executive officers, obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain which could reasonably be expected to have a Material Adverse Effect. Borrower and each of its Restricted Subsidiaries and their Properties, business and operations have been and are, to the best knowledge of their respective executive officers, in compliance with all applicable Requirements of Environmental Law and Environmental Permits the failure to comply with which could reasonably be expected to have a Material Adverse Effect. Borrower and each of its Restricted Subsidiaries and their Properties, business and operations are not subject to any (A) Environmental Claims or
  (B), to the best knowledge of their respective executive officers (after making reasonable inquiry of the personnel and records of their respective Corporations), Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect. None of the officers of Borrower or any of its Restricted Subsidiaries has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, liabilities, condition (financial or otherwise), business or operations which could reasonably be expected to have a Material Adverse Effect. Borrower does not know of any event or condition with respect to currently enacted Requirements of Environmental Laws presently scheduled to become effective in the future with respect to any of the Properties of Borrower or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect, for which good faith provisions have not been made by Borrower or such Restricted Subsidiary in its business plan and projections of financial performance.

  7.   Affirmative Covenants.

   Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will do or cause to be done, and cause each of its Restricted Subsidiaries to do or cause to be done, each and all of the following:

   7.1 Taxes, Existence, Regulations, Property, Etc. At all times, except where failure or noncompliance could not reasonably be expected to have a Material Adverse Effect: (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and adequate reserves in accordance with GAAP have been established therefor; (b) do all things necessary to preserve its existence, qualifications, rights and franchises;
  (c) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, and (d) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to such Property as may be reasonably necessary to conduct its business properly and efficiently.

   7.2 Financial Statements and Information. Furnish to Agent and each Lender each of the following: (a) as soon as available and in any event within 105 days after the end of each applicable fiscal year, beginning with the fiscal year ending on March 31, 1999, Annual Financial Statements, together with a Borrower-prepared reconciliation of such Annual Financial Statements with annual financial statements of Borrower and its Restricted Subsidiaries (attested by Borrower as true and correct in all material respects); (b) as soon as available and in any event within 60 days after the end of each fiscal quarter of each applicable fiscal year, Quarterly Financial Statements, together with a Borrower-prepared reconciliation of such Quarterly Financial Statements with quarterly financial statements of Borrower and its Restricted Subsidiaries (attested by Borrower as true and correct in all material respects); (c) concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof, such schedules, computations and other information, in reasonable detail, as may be reasonably required by Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all attested by a duly authorized officer of Borrower as true and correct in all material respects to the best knowledge of such officer and, commencing with the quarterly financial statement prepared as of September 30, 1998, a compliance certificate ("Compliance Certificate") substantially in the form of Exhibit E hereto, duly executed by such authorized officer; (d) promptly upon their becoming publicly available, each financial statement, report, notice or definitive proxy statements sent by Borrower to shareholders generally and each regular or periodic report and each registration statement, prospectus or written communication (other than transmittal letters and other than registrations on Form S-8 under the Securities Act, registrations of equity securities pursuant to Rule 415 under the Securities Act which do not involve an underwritten public offering and reports on Form 11-K or pursuant to Section 16(a) under the Exchange Act) in respect thereof filed by Borrower with, or received by Borrower in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency, and (e) such other information relating to the condition (financial or otherwise), operations, prospects or business of Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by Agent. Each delivery of a financial statement pursuant to this Section 7.2 shall constitute a restatement of the representations contained in the last two sentences of Section 6.2.

   7.3 Financial Tests.  Have and maintain:

            (a) Consolidated Adjusted Net Worth - Consolidated Adjusted Net Worth of not less than the sum of (1) $125,000,000 plus (2) 50% of the net proceeds realized from the issuance of any equity securities by Borrower during that period plus (3) 50% of Consolidated Net Income computed on a cumulative basis for each of the elapsed fiscal quarters ending after March 31, 1998; provided that notwithstanding that Consolidated Net Income for any such elapsed fiscal quarter may be a deficit figure, no reduction as a result thereof shall be made in the sum to be maintained pursuant hereto.

            (b)  Debt to Capitalization Ratio - a Debt to
       Capitalization Ratio of not greater than 55% at all times.

            (c)  Fixed Charge Coverage Ratio - a Fixed Charge
       Coverage Ratio of not less than 2.00 to 1.00 at all times.

            (d)  Interest Coverage Ratio - an Interest Coverage
       Ratio of not less than 2.50 to 1.00 at all times.

            (e) Debt to Consolidated Net Worth Ratio - the ratio of (i) the sum of, determined on a consolidated basis in accordance with GAAP, (A) the aggregate amount of all Indebtedness of Borrower secured by Liens within the limitations of clauses (f) through (m) of Section 8.3 plus
       (B) the aggregate amount of all Indebtedness of Restricted Subsidiaries of Borrower (other than Indebtedness permitted pursuant to Section 8.1(a)(ii)) plus (C) the aggregate liquidation value of all Preferred Stock of Restricted Subsidiaries of Borrower (other than Preferred Stock permitted pursuant to Section 8.1(a)(ii)) to (ii) Consolidated Adjusted Net Worth not to exceed 0.30 to 1.00.

   7.4 Inspection. Permit Agent and each Lender upon 3 days' prior notice (unless a Default or an Event of Default has occurred which is continuing, in which case no prior notice is required) to inspect its Property in a manner consistent with applicable safety requirements and policies of insurance, to examine its files, books and records, except classified governmental material, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as Agent may reasonably desire without unreasonably interfering with Borrower's or its Restricted Subsidiaries' operations or business.

   7.5 Further Assurances. Promptly execute and deliver, at Borrower's expense, any and all other and further instruments which may be reasonably requested by Agent to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions contemplated by the Loan Documents.

   7.6 Books and Records. Maintain books of record and account which permit financial statements to be prepared in accordance with GAAP.

   7.7 Insurance. Maintain insurance on its Property with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and Properties in the same general areas in which Borrower or any of its Restricted Subsidiaries operates, and furnish Agent satisfactory evidence thereof promptly upon reasonable request. Agent shall be provided with a certificate showing coverages provided under the policies of insurance and such policies shall be endorsed to the effect that they will not be canceled for nonpayment of premium, reduced or affected in any material manner without thirty (30) days' prior written notice to Agent.

   7.8 Notice of Certain Matters. Give Agent written notice of the following promptly after any executive officer of Borrower shall become aware of the same:

       (a) the issuance by any court or governmental agency or authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Loan Document, or the making of the Loans or the initiation of any litigation, or any claim or controversy which would reasonably be expected to result in the initiation of any litigation, seeking any such injunction, order or other restraint;

       (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Governmental Authority involving claims which could reasonably be expected to result in a Default hereunder or a Material Adverse Effect; and

       (c) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with the respect thereto.

  Borrower will also notify Agent in writing at least 30 days prior to the date that it changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

       7.9 Capital Adequacy. If any Lender shall have determined that the adoption after the Effective Date or effectiveness after the Effective Date (whether or not previously announced) of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of its obligations hereunder, under the Notes or other Obligations held by it to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender or such corporation to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section, after demand by such Lender (with a copy to Agent) as provided below, pay (subject to Sections 11.7 and 11.15 hereof) to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction. The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof and reasons therefor shall be delivered as soon as practicable to Borrower and shall be prima facie evidence of the correctness thereof. Borrower shall pay the amount shown as due on any such certificate within fifteen (15) Business Days after the delivery of such certificate. In preparing such certificate, a Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

       7.10 ERISA Information and Compliance. Promptly furnish to Agent (i) immediately upon receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan,
  (ii) if requested by Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (iii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation
  Section 2615.3 promulgated by the PBGC have not been waived, or of any "prohibited transaction," as such term is defined in
  Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by an authorized officer of Borrower or the applicable member of the Controlled Group specifying the nature thereof, what action Borrower or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue
  Service or the Department of Labor with respect thereto, (iv) promptly after the filing or receiving thereof by Borrower or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (v) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by Borrower or any member of the Controlled Group to the Secretary of the Treasury, the Department of Labor or the Internal Revenue
  Service, as the case may be. To the extent required under applicable statutory funding requirements, Borrower will fund, or will cause the applicable member of the Controlled Group to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA, in each case, except to the extent that failure to do the same could not reasonably be expected to have a Material Adverse
  Effect. Borrower covenants that it shall and shall cause each member of the Controlled Group to (1) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (2) prepare and file in a timely manner all notices and reports required under the terms of ERISA including but not limited to annual reports;
  and (3) pay in a timely manner all required PBGC premiums, in each case, except to the extent that failure to do the same could not reasonably be expected to have a Material Adverse Effect.

       7.11 Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) Borrower's and any of its Restricted Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's and any of its Restricted Subsidiaries' systems interface) and the testing of all such systems and equipment will be completed by January 1, 1999, except to the extent such failure is not reasonably expected to result in a Material Adverse Effect. The cost to Borrower and its Restricted Subsidiaries of such reprogramming and testing and of reasonably foreseeable consequences of year 2000 to Borrower and its Restricted Subsidiaries (including, without limitation, reprogramming errors and failure of others' systems or equipment) will not result in an Event of Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management systems of Borrower and its Restricted Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit Borrower and its Restricted Subsidiaries to conduct their business without Material Adverse Effect.

  8.   Negative Covenants.

       Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will not, and will not suffer or permit any of its Restricted Subsidiaries to, do any of the following:

   8.1 Limitations on Indebtedness and Preferred Stock of
  Restricted Subsidiaries.

       (a) Permit any Restricted Subsidiary of Borrower to create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Indebtedness or Preferred Stock, except:

            (i)  Indebtedness or Preferred Stock of a Restricted
       Subsidiary of Borrower outstanding as of the Effective Date and described on Exhibit I hereto;

            (ii) Indebtedness or Preferred Stock of a Restricted
       Subsidiary of Borrower owing or issued to Borrower or to a Wholly-owned Restricted Subsidiary; and

            (iii) additional Indebtedness or Preferred Stock of a Restricted Subsidiary of Borrower created, issued, assumed, guaranteed or incurred within the limitations provided in Sections 7.3(e) and 8.2(b) hereof.

       (b) Indebtedness or Preferred Stock existing within the limitations of Section 8.1(a)(i) may be renewed, extended or refinanced (without increase in principal amount or liquidation value, as the case may be, at the time of such renewal, extension or refunding and subject only to covenants or restrictions which are not materially more onerous than those applicable to such Indebtedness or Preferred Stock, as the case may be, at the time of original issuance thereof) without regard to the limitations of Section 8.1(a)(iii), except that no such Indebtedness or Preferred Stock may in any event be renewed, extended or refinanced if at the time thereof and after giving effect thereto and to the application of the proceeds thereof, a Default or Event of Default would exist.

   8.2 Priority Liabilities. Create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Priority Liability, unless:

            (a) in the case of Indebtedness of Borrower or any of its Restricted Subsidiaries secured by any Lien created pursuant to Section 8.3(l), at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

             (i) no Default, including, without limitation, a
            Default under Section 7.3(e), or Event of Default would exist;

             (ii) the aggregate amount of all Indebtedness of Borrower or any of its Restricted Subsidiaries (other than such Indebtedness permitted pursuant to Section 8.1(a)(ii)) secured by Liens created pursuant to
            Section 8.3(l) (including the Indebtedness then to be created, issued, assumed, guaranteed or incurred, but excluding MARAD Indebtedness) would not exceed 15% of Consolidated Adjusted Net Worth; and

             (iii) the aggregate amount of all Indebtedness of Borrower or any of its Restricted Subsidiaries (other than such Indebtedness permitted pursuant to Section 8.1(a)(ii)) secured by Liens created pursuant to
            Section 8.3(l) (including the Indebtedness then to be created, issued, assumed, guaranteed or incurred and any MARAD Indebtedness) would not exceed 25% of Consolidated Adjusted Net Worth;

            (b) in the case of Indebtedness or any Preferred Stock of a Restricted Subsidiary of Borrower (other than Indebtedness permitted pursuant to Section 8.1(a)(i) or
       (ii) hereof), at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

             (i) no Default, including, without limitation, a
            Default under Section 7.3(e), or Event of Default would exist; and

             (ii) the aggregate amount of all Indebtedness of Restricted Subsidiaries of Borrower (other than Indebtedness permitted pursuant to Section 8.1(a)(ii) hereof) plus the aggregate liquidation value of all Preferred Stock of Restricted Subsidiaries of Borrower (including the Indebtedness or Preferred Stock then to be created, issued, assumed, guaranteed or incurred) would not exceed 15% of Consolidated Adjusted Net Worth.

   8.3 Limitations on Liens. Create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except the following:

            (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics, materialmen, vendors, carriers and warehousemen and other like Persons; provided that payment thereof is not at the time required by Section 7.1;

            (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or a Restricted Subsidiary of Borrower shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

            (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, maritime, warehousemen's and attorneys' liens and statutory landlords' liens and deposits made to obtain insurance), customary statutory, common law and contractual rights of a bank to set-off claims of such bank against cash on deposit with such bank, and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

            (d) minor survey exceptions or minor defects, irregularities in title, encumbrances, easements, restrictions or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of Borrower and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and its Restricted Subsidiaries;

            (e) Liens securing Indebtedness owed Borrower or to any Wholly-owned Subsidiary by any Restricted Subsidiary of Borrower;

            (f) Liens existing as of the Effective Date and described on Exhibit I hereto;

            (g) Liens on the capital stock, partnership or other equity interests held, directly or indirectly, by Borrower or any of its Restricted Subsidiaries in a joint venture, provided that the proceeds of Indebtedness of Borrower or such Restricted Subsidiary secured by such Liens are in their entirety contributed or advanced to such joint venture; provided, further, that (i) at the time of the creation, issuance, assumption, guarantee or incurrence of any such Indebtedness by Borrower or any of its Restricted Subsidiaries and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist, (ii) any such Indebtedness, created, issued, assumed, guaranteed or incurred by Borrower or any of its Restricted Subsidiaries shall have been created within the applicable limitations of Section 8.2, (iii) with respect to any such Indebtedness neither Borrower or any of its Restricted Subsidiaries, nor any of the property or assets of Borrower or any of its Restricted Subsidiaries, other than proceeds realized from the sale or other disposition of such capital stock, partnership or other equity interests shall, directly or indirectly, be liable for or secure in any manner whatsoever the payment thereof and (iv) other than Indebtedness arising from a Lien on assets of Borrower or any of its Restricted Subsidiaries consisting of equity interest in an Unrestricted Subsidiary such Indebtedness shall be incurred within the limitations provided in Section 7.3(e) and
       Section 8.2(b) hereof;

            (h) Liens on the capital stock, partnership or other equity interests held, directly or indirectly, by Borrower or any of its Restricted Subsidiaries in a joint venture, provided that the proceeds of Indebtedness created by an Unrestricted Subsidiary or any other Affiliate secured by such Liens are in their entirety contributed or advanced to such joint venture; provided, further, that with respect to any such Indebtedness neither Borrower or any of its Restricted Subsidiaries, nor any of the property or assets of Borrower or any of its Restricted Subsidiaries, other than proceeds realized from the sale or other disposition of such capital stock, partnership or other equity interests shall, directly or indirectly, be liable for or secure in any manner whatsoever the payment thereof;

            (i) Liens created or incurred after the Effective Date given to secure the payment of the purchase price incurred in connection with the acquisition or purchase of assets useful and intended to be used in carrying on the business of Borrower or any of its Restricted Subsidiaries, so long as such Liens were not incurred, extended or renewed in contemplation of such acquisition or purchase; provided that (i) the Lien shall attach solely to the assets acquired or purchased, (ii) such Lien shall have been created or incurred no more than after 180 days of the date of acquisition or purchase, (iii) at the time of acquisition or purchase of such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets, whether or not assumed by Borrower or any of its Restricted Subsidiaries, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition or purchase of such assets (as determined in good faith by the Board of Directors of Borrower), (iv) if the Indebtedness secured by such Liens shall have been incurred by a Restricted Subsidiary of Borrower, then and in such event such Indebtedness shall be incurred within the limitations provided in Section 7.3(e) and Section 8.2(b) hereof, and
       (v) at the time of the creation, issuance, assumption, guarantee or incurrence of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, no Default, including, without limitation, a Default under Section 7.3(e), or Event of Default would exist;

            (j) Liens created or incurred after the Effective Date existing on such assets at the time of acquisition thereof or at the time of acquisition or purchase by Borrower or any of its Restricted Subsidiaries of any business entity then owning such fixed assets, so long as such Liens were not incurred, extended or renewed in contemplation of such acquisition or purchase; provided that (i) the Lien shall attach solely to the assets acquired or purchased, (ii) if the Indebtedness secured by such Lien shall have been assumed by a Restricted Subsidiary of Borrower, then and in such event such Indebtedness shall be incurred within the limitations provided in Section 7.3(e) and Section 8.2(b) hereof, and
       (iii) at the time of the assumption of such Indebtedness and after the concurrent giving effect thereto, no Default, including, without limitation, a Default under Section 7.3(e), or Event of Default would exist;

            (k) Liens created under charters entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business, as owner or lessor of an asset, creating leasehold interests therein; provided that the creation of such Liens is otherwise permitted within the terms of this Agreement;

            (l) Liens created or incurred after the Effective Date given to secure Indebtedness of Borrower or any of its Restricted Subsidiaries in addition to the Liens permitted by the preceding clauses (a) through (k) hereof; provided that all Indebtedness secured by such Liens shall have been incurred within the applicable limitations provided in
       Section 8.2; and

            (m) any extension, renewal or refunding of any Lien permitted by the preceding clauses (f) through (k) of this
       Section in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of the Indebtedness to which such Lien relates shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same such property and
       (iii) at the time of the extension, renewal or refunding of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, no Default, including, without limitation, a Default under Section 7.3(e), or Event of Default would exist.

   8.4 Dividends, Stock Purchases and  Restricted Investments.

       (a) Directly or indirectly, or through any Affiliate, declare or make or incur any liability to declare or make any Distribution (other than redemptions, acquisitions or retirements of common stock to the extent of net cash proceeds received from the substantially concurrent sale or exchange of common stock of Borrower) or make or authorize any Restricted Investment, unless, immediately after giving effect to the proposed Distribution or Restricted Investment, the aggregate amount of Distributions declared in the case of dividends or made in the case of other Distributions plus the aggregate amount of Restricted Investments then held by Borrower and its Restricted Subsidiaries (valued immediately after the making of such Restricted Investment as provided in the definition thereof) during the period from and after the date of this Agreement to and including the date of declaration in the case of a dividend, the date of payment in the case of any other Distribution and the date such Restricted Investment is made, would not exceed the sum of:

            (i)  $25,000,000; plus

            (ii) 50% of Consolidated Net Income (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit) for such period determined on a cumulative basis commencing on April 1, 1998, to and including the date of such declaration, payment or commitment; plus

            (iii) an amount equal to the aggregate net cash proceeds received by Borrower from the sale on or after the Effective Date of shares of its common stock or other Securities convertible into common stock of Borrower or the amount that Indebtedness of Borrower owing to a Person other than a Subsidiary is reduced by the conversion or exchange after the Effective Date of such Indebtedness into common stock of Borrower; plus

            (iv) to the extent not included in the determination of Consolidated Net Income any repayments of or returns in cash on any Restricted Investment previously made within the limitations of this Section 8.4(a), including the reissuance of treasury stock or issuance of new stock of Borrower in satisfaction of usual and customary employee benefit and other like obligations of Borrower and its Subsidiaries that could otherwise be settled in cash; plus

            (v) an amount equal to the aggregate cash paid by Borrower for shares of common stock of Borrower to the extent additional shares of common stock of Borrower were issued by Borrower in connection with the acquisition by Borrower of assets within the twelve calendar month period immediately preceding the date of determination under this Section.

       (b) For the purposes of making computations under Section 8.4(a), the amount of any Distribution declared, paid or distributed or Restricted Investment made in property or assets of Borrower or any of its Restricted Subsidiaries shall be deemed to be the book value of such property or assets as of the date of declaration in the case of a dividend, the date of payment in the case of any other Distribution and the date the Restricted Investment is made. Any corporation which becomes a Restricted Subsidiary of Borrower after the date of this Agreement shall be deemed to have made, at the time it becomes a Restricted Subsidiary of Borrower, all Restricted Investments of such corporation existing immediately after it becomes a Restricted Subsidiary of Borrower.

       (c) Borrower will not authorize a Distribution on its capital stock which is not payable within 60 days of authorization. Borrower may make any Distribution within 60 days after the declaration thereof if at the time of declaration such Distribution would have complied with this Section.

       (d) Borrower will not authorize or make a Distribution on its capital stock and neither Borrower nor any of its Restricted Subsidiaries will make any Restricted Investment if after giving effect to the proposed Distribution or Restricted Investment a Default or an Event of Default would exist.

   8.5 Mergers, Consolidations and Sales of Assets.

       (a) Consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

            (i) any Restricted Subsidiary of Borrower may merge or consolidate with or into Borrower or any Wholly-owned Restricted Subsidiary so long as in (1) any merger or consolidation involving Borrower, Borrower shall be the surviving or continuing corporation and (2) in any merger or consolidation involving a Wholly-owned Restricted Subsidiary (and not Borrower), the Wholly-owned Restricted Subsidiary shall be the surviving or continuing corporation;

            (ii) Borrower may consolidate or merge with any other corporation if (1) Borrower is the surviving corporation in connection with such consolidation or merger and (2) at the time of such consolidation or merger and immediately after giving effect thereto, (A) no Default or Event of Default would exist and (B) Borrower would be permitted by the provisions of Section 8.2(a) to incur at least $1.00 of additional Indebtedness.

       (b) Sell, lease, transfer, abandon as obsolete or otherwise dispose of assets (except assets sold, leased or otherwise disposed of in the ordinary course of business for fair market value and except as provided in Section 8.5(a)(c); provided that the foregoing restrictions do not apply to:

            (i) the sale, lease, transfer or other disposition of assets to Borrower or a Wholly-owned Restricted Subsidiary by a Restricted Subsidiary of Borrower; or

            (ii) the sale, lease, transfer or other disposition of assets for cash or other property to a Person or Persons if all of the following conditions are met:

             (1) in the opinion of (i) the Board of Directors of
            Borrower if the fair market value of the assets exceeds $2,500,000 or (ii) otherwise a Responsible
            Officer, the sale is for fair value and is in the best interests of Borrower;

             (2) immediately after the consummation of the
            transaction and after giving effect thereto, (A) no Default or Event of Default would exist and (B) Borrower would be permitted by the provisions of
            Section 8.2(a) to incur at least $1.00 of additional
            Indebtedness; and

                 (3)  the entirety of the proceeds (net of
            expenses and taxes arising in connection therewith) ("Net Proceeds") from any such sale or other disposition shall be applied within 360 days of receipt thereof by Borrower or a Restricted Subsidiary of Borrower either (A) to the acquisition (directly or through acquisition of a Restricted Subsidiary of Borrower) of assets (other than cash, cash equivalents or Securities) useful and intended to be used in the operation of the business of Borrower and its Restricted Subsidiaries and having a fair market value (as determined in good faith by (i) the Board of Directors of Borrower if the fair market value of the assets exceeds $2,500,000 or (ii) otherwise a Responsible Officer) at least equal to that of the assets so disposed of or (B) towards the offer of prepayment at any applicable prepayment premium of Senior Indebtedness of Borrower owing to any Person other than a Restricted Subsidiary of Borrower or an Affiliate upon the terms and conditions hereinafter provided; provided, that if for any reason whatsoever Borrower does not apply all of the Net Proceeds from any such sale in compliance with clause (A) or (B) of this Section 8.5(b)(ii)(3) within such 360 day period, then and in such event the Commitments of the Lenders shall, unless the Majority Lenders otherwise agree in writing, automatically be reduced effective as of the expiration of such 360 day period by a sum equal to the amount by which the aggregate Net Proceeds from all sales or other dispositions not so applied exceed $5,000,000 in the aggregate.

       Computations pursuant to this Section 8.5(b) shall include dispositions made pursuant to Section 8.5(c) and computations pursuant to Section 8.5(c) shall include dispositions made pursuant to this Section 8.5(b).

       (c) Sell, pledge or otherwise dispose of any shares of the stock or other ownership interests (including as "stock" for the purposes of this Section 8.5(c) any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock or other ownership interests) of a Restricted Subsidiary of Borrower (said stock, options, warrants and other Securities herein called "Subsidiary Stock") or any Indebtedness of any Restricted Subsidiary of Borrower, nor will any Restricted Subsidiary of Borrower issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

            (i) the issue of directors' qualifying shares or Regulatory Shares; or

            (ii) the issue of Subsidiary Stock to Borrower; or

            (iii) the sale or transfer by Borrower or any of its Restricted Subsidiaries of any Subsidiary Stock to Borrower or to a Wholly-owned Restricted Subsidiary; or

            (iv) any other sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate) of the entire Investment of Borrower and its other Restricted Subsidiaries in any Restricted Subsidiary of Borrower if all of the following conditions are met:

                                    (1) in the opinion of (i)
                       Borrower's Board of Directors if the fair market value of the assets exceeds $2,500,000 or (ii) otherwise a Responsible Officer, the sale is for fair value and is in the best interests of Borrower;

                                    (2) immediately after the
                       consummation of the transaction and after giving effect thereto, such Restricted Subsidiary shall have no Indebtedness of or continuing Investment in the capital stock of Borrower or of any of its Restricted Subsidiaries and any such Indebtedness or Investment shall have been discharged or acquired, as the case may be, by Borrower or a Restricted Subsidiary of Borrower; and

                                    (3) immediately after the
                       consummation of the transaction and after giving effect thereto, (A) no Default or Event of Default would exist and (B) Borrower would be permitted by the provisions of Section 8.2(a) to incur at least $1.00 of additional Indebtedness; and

                                    (4) the entirety of the Net
                       Proceeds from any such sale or other
                       disposition shall be applied within 360
                       days of receipt thereof by Borrower or a Restricted Subsidiary of Borrower either
                       (A) to the acquisition (directly or through acquisition of a Restricted Subsidiary of Borrower) of assets (other than cash, cash equivalents or Securities) useful and intended to be used in the operation of the business of Borrower and its Restricted Subsidiaries and having a fair market value (as determined in good faith by (i) the Board of Directors of Borrower if the fair market value of the assets exceeds $2,500,000 or (ii) otherwise a Responsible Officer) at least equal to that of the assets so disposed of or (B) towards the offer of prepayment at any applicable prepayment premium of Senior Indebtedness of Borrower owing to any Person other than a Restricted Subsidiary of Borrower or an Affiliate upon the terms and conditions hereinafter provided; provided, that if for any reason whatsoever Borrower does not apply all of the Net Proceeds from any such sale in compliance with clause (A) or (B) of this Section 8.5(c)(iv)(4) within such 360 day period, then and in such event the Commitments of the Lenders shall, unless the Majority Lenders otherwise agree in writing, automatically be reduced effective as of the expiration of such 360 day period by a sum equal to the amount by which the aggregate Net Proceeds from all sales or other dispositions not so applied exceed $5,000,000 in the aggregate.

       Computations pursuant to this Section 8.5(c) shall include dispositions made pursuant to Section 8.5(b) and computations pursuant to Section 8.5(b) shall include dispositions made pursuant to this Section 8.5(c).

   8.6 Limitation on Restricted Agreements. Enter into, or suffer to exist, any agreement with any Person which, directly or indirectly, prohibits or limits the ability of any Restricted Subsidiary of Borrower to (a) pay dividends or make other distributions to Borrower or prepay any Indebtedness owed to Borrower, (b) make loans or advances to Borrower or (c) transfer any of its properties or assets to Borrower other than for such restrictions existing under or by reason of (i) applicable law or any order or ruling by any governmental authority; (ii) any agreement relating to any Indebtedness permitted under this Agreement; (iii) customary non-assignment provisions of any contract; (iv) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired; (vi) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of Borrower pursuant to an agreement that has been entered into for the sale of all or substantially all of the capital stock or assets of such Restricted Subsidiary; (vii) any agreement or other instrument governing Indebtedness of a Person acquired by Borrower or any of its Restricted Subsidiaries (or of a Subsidiary of such Person which becomes a Restricted Subsidiary of Borrower) in existence at the time of such acquisition (but not created in contemplation thereof), which restriction is not applicable to Borrower or any of its Restricted Subsidiaries, or assets of any such Person, other than the Person, or assets or Subsidiaries of the Person, so acquired; or (viii) provisions contained in agreements relating to Indebtedness which prohibit the transfer of all or substantially al of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument.

   8.7 Nature of Business. Engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Borrower and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by Borrower and its Restricted Subsidiaries on the date of this Agreement and businesses related thereto.

   8.8 Transactions with Affiliates. Enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or its applicable Restricted Subsidiary's business and upon fair and reasonable terms not significantly less favorable to Borrower or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

   8.9 Designation of Subsidiaries. Designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary of Borrower or designate or redesignate any Restricted Subsidiary of Borrower as an Unrestricted Subsidiary unless the following conditions precedent have been satisfied:

            (a) Borrower shall have given not less than 10 days' prior written notice to Agent that a Senior Financial
       Officer has made such determination,

            (b) at the time of such designation or redesignation and immediately after giving effect thereto: (i) no Default or Event of Default would exist and (ii) Borrower would be permitted by the provisions of Section 8.2(a) to incur at least $1.00 of additional Indebtedness,

            (c) in the case of the designation of a Restricted Subsidiary of Borrower as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly or indirectly, own any Indebtedness or capital stock of Borrower or any of its Restricted Subsidiaries, (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 8.5(b)(ii), (iii) neither Borrower nor any of its Restricted Subsidiaries shall be liable for any Indebtedness of such Unrestricted Subsidiary so designated (other than Indebtedness which at the time of incurrence shall be permitted within the limitations of
       Section 8.2(b) or at the time of such designation shall be permitted within the limitations of Sections 8.4(a) and 8.2(b)), (iv) no default or condition in respect of any Indebtedness of such Unrestricted Subsidiary so designated could as a consequence of such default or condition cause or permit any Indebtedness of Borrower or any of its Restricted Subsidiaries to become, or to be declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, (v) any continuing Investment in the capital stock of such Subsidiary held by Borrower or of any of its Restricted Subsidiaries shall at the time of such designation be permitted (without reference to paragraph (a) of the definition of "Restricted Investments"), within the limitations of Section 8.4, and
       (vi) such designation shall not result in the imposition of a Lien on the assets of Borrower or any of its Restricted Subsidiaries, other than a Lien permitted within the limitations of Section 8.3,

            (d) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary of Borrower and after giving effect thereto: (i) all outstanding Indebtedness and Preferred Stock of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 8.2(b) and (ii) all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 8.3, other than Section 8.3(f) notwithstanding that any such Lien existed as of the Effective Date),

            (e) in the case of the designation of a Restricted Subsidiary of Borrower as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and

            (f) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary of Borrower, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary of Borrower more than once.

  9.   Defaults.

   9.1 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur, then Agent may (and at the direction of the Majority Lenders, shall) do any or all of the following: (1) without notice to Borrower or any other Person, declare the Commitments terminated (whereupon the Commitments shall be terminated); (2) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided that in the case of the occurrence of an Event of Default with respect to Borrower or any of its Restricted Subsidiaries referred to in clause (f), (g) or (h) of this Section 9.1, the Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, and (3) exercise any or all other rights and remedies available to Agent or any of the Lenders under the Loan Documents, at law or in equity:

            (a) Payments - (i) Borrower shall fail to make any payment or required prepayment of any installment of principal on the Loans payable under the Notes, this Agreement or the other Loan Documents when due or (ii) Borrower fails to make any payment or required payment of interest with respect to the Loans or any other fee or amount under the Notes, this Agreement or the other Loan Documents when due and, in the case of clause (ii), such failure to pay continues unremedied for a period of five days; or

        (b) Other Obligations - Borrower or any of its Restricted Subsidiaries shall default in the payment when due of any principal of or interest on any Indebtedness having an outstanding principal amount (other than the Loans) of at least, in the case of any single default, $3,000,000 and, in the case of all defaults collectively, $5,000,000 and such default shall continue beyond any applicable period of grace and shall give rise to a right on the part of the holder of such Indebtedness to accelerate such Indebtedness; or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace; or

            (c)  Representations and Warranties - any
       representation or warranty made or deemed made by or on behalf of Borrower in this Agreement or any other Loan Document or in any certificate furnished or made by Borrower to Agent or the Lenders in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified or deemed stated or certified; or

            (d) Affirmative Covenants - (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Section 7.3 hereof or
       (ii) default is made in the due observance or performance of any of the other covenants and agreements contained in
       Section 7 hereof or any other affirmative covenant of Borrower contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by Agent to Borrower or (y) such default otherwise becomes known to any executive officer of Borrower, whichever is earlier; or

            (e) Negative Covenants - default is made in the due observance or performance by Borrower of any of the other covenants or agreements contained in Section 8 of this Agreement or of any other negative covenant of Borrower contained in this Agreement or any other Loan Document; or

            (f)  Involuntary Bankruptcy or Receivership
       Proceedings - a receiver, conservator, liquidator or trustee of Borrower or any of its Restricted Subsidiaries or of any Property of any such Person is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days; or Borrower or any of its Restricted Subsidiaries is adjudicated bankrupt or insolvent; or any of such Person's Property is sequestered by court order and such order remains in effect for more than 60 days; or a petition is filed against Borrower or any of its Restricted Subsidiaries under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing; or

            (g) Voluntary Petitions or Consents - Borrower or any of its Restricted Subsidiaries commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing; or

            (h)  Assignments for Benefit of Creditors or
       Admissions of Insolvency - Borrower or any of its Restricted Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of such Person or of all or any substantial part of its Property; or

            (i) Undischarged Judgments - a final judgment or judgments for the payment of money exceeding, in the aggregate, $5,000,000 (exclusive of amounts covered by insurance) is rendered by any court or other governmental body against Borrower or any of its Restricted Subsidiaries and such Person does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof; or

            (j) Change of Control - any Change of Control shall occur.

   9.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to setoff and apply any and all deposits, whether general or special, time or demand, provisional or final (but excluding the funds held in accounts clearly designated as escrow or trust accounts held by Borrower for the benefit of Persons which are not Affiliates of Borrower), whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit, at any time held, and any other funds or Property at any time held, and other Indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the Obligations irrespective of whether or not such Lender or Agent will have made any demand under this Agreement, the Notes or any other Loan Document. Each Lender agrees to promptly notify Borrower and Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of Agent and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which Agent or the Lenders may have. This
  Section is subject to the terms and provisions of Sections 4.5 and 11.7 hereof.

   9.3 Remedies Cumulative. No remedy, right or power conferred upon Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

  10.  Agent.

   10.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Any Loan Documents executed in favor of Agent shall be held by Agent for the ratable benefit of the Lenders. Agent ("Agent" as used in this Section 10 shall include reference to its Affiliates and its own and its Affiliates' respective officers, shareholders, directors, employees and agents) (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender;
  (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or any Property covered thereby or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Majority Lenders; (d) shall not be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, INCLUDING, WITHOUT LIMITATION, PURSUANT TO ITS OWN NEGLIGENCE, except for its own gross negligence or willful misconduct; (e) shall not be bound by or obliged to recognize any agreement among or between Borrower and any Lender to which Agent is not a party, regardless of whether Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (f) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to Agent in accordance with the terms of this Agreement or any other Loan Document; (g) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, and (h) shall not be responsible for the acts or edicts of any Governmental Authority. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

   10.2 Reliance. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for Borrower), independent accountants and other experts selected by Agent. Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of Agent under this Agreement or any other Loan Document, then and in any of such events Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Loan Document or otherwise; and if Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

   10.3 Defaults.   Agent shall not be deemed to have knowledge of
  the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Loans) unless Agent has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that Agent receives such a Notice of Default, Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). Agent shall (subject to Section 10.7 hereof) take such action with respect to such Notice of Default as shall be directed by the Majority Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Notice of Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Loan Documents, at law or in equity.

   10.4 Material Written Notices. In the event that Agent receives any written notice of a material nature from Borrower under the Loan Documents, Agent shall promptly inform each of the Lenders thereof.

   10.5 Rights as a Lender. With respect to its Commitments and the Loans made by it, Chase Texas in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with Borrower (and any of its Affiliates) as if it were not acting as Agent; and Agent may accept fees and other consideration from Borrower (in addition to the fees heretofore agreed to between Borrower and Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

   10.6 Indemnification. The Lenders agree to indemnify Agent (to the extent not reimbursed under Section 11.3 or Section 11.4 hereof, but without limiting the obligations of Borrower under said Sections 11.3 and 11.4), ratably in accordance with the Lenders' respective Commitments (or, after termination of the Commitments, ratably in accordance with the Loans held by them, respectively), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, REGARDLESS
  OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Sections 11.3 and 11.4 hereof, interest, penalties, attorneys' fees and amounts paid in settlement, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 10.6 shall survive the termination of this Agreement and the repayment of the Obligations.

   10.7 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has received current financial information with respect to Borrower that it has, independently and without reliance on Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder or under the other Loan Documents, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Person which may come into the possession of Agent.

   10.8 Failure to Act. Except for action expressly required of Agent hereunder or under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 10.6 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

   10.9 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to the Lenders and Borrower, and Agent may be removed at any time with or without cause by the Majority Lenders; provided, that Agent shall continue as Agent until such time as any successor shall have accepted appointment as Agent hereunder. Upon any such resignation or removal, (i) the Majority Lenders with the consent of Borrower unless an Event of Default has occurred and is continuing shall have the right to appoint a successor Agent so long as such successor Agent is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor Agent that is not a Lender at the time of such appointment so long as Borrower consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Any successor Agent shall be a bank which has an office in the United States and a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. Such successor Agent shall promptly specify by notice to Borrower its Principal Office referred to in Section
  3.1 and Section 4 hereof. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

   10.10 No Partnership. Neither the execution and delivery of this Agreement nor any of the other Loan Documents nor any interest the Lenders, Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and Agent. The relationship between the Lenders, on the one hand, and Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Loan Documents shall be construed to constitute Agent as trustee or other fiduciary for any Lender or to impose on Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.

   10.11 Authority of Agent. Each Lender acknowledges that the rights and responsibilities of Agent under this Agreement and the Loan Documents with respect to any action taken by Agent or the exercise or non-exercise by Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement and/or the other Loan Documents shall, as between Agent and the Lenders, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Agent and Borrower, Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting; and Borrower shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

   10.12 Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent, in their capacities as such, shall have any duties or responsibilities under this Agreement.

  11.  Miscellaneous.

   11.1 Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.

   11.2 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telegraph, telecopy (confirmed by mail), cable or other writing and telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (or provided for in an Assignment and Acceptance); or, as to any party hereto, at such other address as shall be designated by such party in a notice (given in accordance with this Section) (i) as to Borrower, to Agent, (ii) as to Agent, to Borrower and to each Lender, and (iii) as to any Lender, to Borrower and Agent. Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when
  (i) transmitted by telecopier or delivered to the telegraph or cable office, (ii) personally delivered (iii) one Business Day after deposit with a nationally recognized overnight mail or delivery service, postage prepaid or (iv) three Business Days' after deposit in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.

   11.3 Expenses, Etc. Whether or not any Loan is ever made, Borrower shall pay or reimburse within 10 Business Days after written demand (a) Agent for paying the reasonable fees and expenses of legal counsel to Agent, together with the reasonable fees and expenses of each local counsel to Agent, in connection with the preparation, negotiation, execution and delivery of this Agreement (including the exhibits and schedules hereto) and the other Loan Documents and the making of the Loans, and any modification, supplement or waiver of any of the terms of this Agreement or any other Loan Document; (b) Agent for any reasonable and customary lien search fees,; (c) Agent for reasonable out-of-pocket expenses incurred in connection with the preparation, documentation of the Loans or any of the Loan Documents of the Loans; (d) Agent for paying all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein, and (e) following the occurrence and during the continuation of an Event of Default, any Lender or Agent for paying all amounts reasonably expended, advanced or incurred by such Lender or Agent to satisfy any obligation of Borrower under this Agreement or any other Loan Document, to collect the Obligations or to enforce, protect, preserve or defend the rights of the Lenders or Agent under this Agreement or any other Loan Document, including, without limitation, fees and expenses incurred in connection with such Lender's or Agent's participation as a member of a creditor's committee in a case commenced with Borrower or any of its Restricted Subsidiaries as debtor under the Bankruptcy Code or other similar law, fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 of the Bankruptcy Code and fees and expenses incurred in connection with any action pursuant to Section 1129 of the Bankruptcy Code and all other reasonable and customary out-of-pocket expenses incurred by such Lender or Agent in connection with such matters, together with interest thereon at the Past Due Rate on each such amount from the due date until the date of reimbursement to such Lender or Agent.

   11.4 Indemnification. Borrower shall indemnify each of Agent, the Lenders, and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, insofar as such losses, liabilities, claims or damages arise out of or result from any (i) actual or proposed use by Borrower of the proceeds of any extension of credit (whether a Loan) by any Lender hereunder; (ii) breach by Borrower of this Agreement or any other Loan Document; (iii) violation by Borrower or any of its Restricted Subsidiaries of any Legal Requirement, or (iv) investigation, litigation or other proceeding relating to any of the foregoing, and Borrower shall reimburse Agent, each Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable and customary expenses (including reasonable and customary legal fees) incurred in connection with any such investigation or proceeding; provided, however, that Borrower shall not have any obligations pursuant to this Section with respect to any losses, liabilities, claims, damages or expenses incurred by the Person seeking indemnification by reason of the gross negligence or willful misconduct of that Person or with respect to any disputes between or among any of Agent and Lenders. Nothing in this Section is intended to limit the obligations of Borrower under any other provision of this Agreement. In the case of any indemnification hereunder, Agent or the respective Lender, as appropriate, shall give written notice to Borrower of any such claim or demand being made against an indemnified person and Borrower shall have the non-exclusive right to join in the defense against any such claim or demand, provided that if Borrower provides a defense, the indemnified person shall bear its own cost of defense unless there is a conflict of interests between Borrower and such indemnified person. No Indemnified Person may settle any claim to be indemnified without the consent of Borrower, such consent not to be unreasonably withheld or delayed.

   11.5 Amendments, Etc. No amendment or modification of this Agreement, the Notes or any other Loan Document shall in any event be effective against Borrower unless the same shall be agreed or consented to in writing by such Person. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by Borrower therefrom, shall in any event be effective against the Lenders unless the same shall be agreed or consented to in writing by the Majority Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) increase any Commitment of any of the Lenders (or reinstate any termination or reduction of the Commitments) or subject any of the Lenders to any additional obligations; (b) reduce the principal of, or interest on, any Loan or fee hereunder; (c) postpone or extend the Maturity Date or any scheduled date fixed for any payment of principal of, or interest on, any Loan, fee or other sum to be paid hereunder or waive any Event of Default described in Section 9.1(a) hereof;
  (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement, or (e) change any provision contained in Sections 7.9, 11.3 or 11.4 hereof or this Section 11.5. Notwithstanding anything in this
  Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 without the consent of Agent to the extent it affects Agent, as Agent.

   11.6 Successors and Assigns.

       (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent and the Lenders and their respective successors and permitted assigns; provided, however, that, except as permitted by Section 8.5 hereof, Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders, and any such assignment or transfer without such consent shall be null and void. Each Lender may sell participations to any Person in all or part of any Loan, or all or part of its Notes or Commitments, in which event, without limiting the foregoing, the provisions of the Loan Documents shall inure to the benefit of each purchaser of a participation; provided, however, the pro rata treatment of payments, as described in Section 4.2 hereof and rights to compensation under Sections 3.3 and 7.9 hereof, shall be determined as if such Lender had not sold such participation. Any Lender that sells one or more participations to any Person shall not be relieved by virtue of such participation from any of its obligations to Borrower under this Agreement relating to the Loans. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to (i) any fees payable hereunder to the Lenders and (ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans.

       (b) Each Lender may assign to one or more Lenders or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) the amount of the Commitment of the assigning Lender subject to each such assignment shall in no event be less than $10,000,000;
  (ii) other than in the case of an assignment to another Lender (that is, at the time of the assignment, a party hereto) or to an Affiliate of such Lender or to a Federal Reserve Bank, Agent and, so long as no Event of Default shall have occurred and be continuing, Borrower must each give its prior written consent, which consents shall not be unreasonably withheld, and (iii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance an Assignment and Acceptance in substantially the form of Exhibit D hereto (each an "Assignment and Acceptance") with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recording fee of $3,000 paid by the assignee (for which Borrower will have no liability). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto except in respect of provisions of this Agreement which survive payment of the Obligations and termination of the Commitments). Notwithstanding anything contained in this Agreement to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it as collateral to a Federal Reserve Bank; provided that no such assignment shall release such Lender from any of its obligations hereunder.

   (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto;
  (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered under either Section 6.2 or Section 7.2 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

   (d) The entries in the records of Agent as to each Assignment and Acceptance delivered to it and the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each Person the name of which is recorded in the books and records of Agent as a Lender hereunder for all purposes of this Agreement and the other Loan Documents.

   (e) Upon Agent's receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder, together with any Note or Notes subject to such assignment and the written consent to such assignment (to the extent consent is required), Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in its records and (iii) give prompt notice thereof to Borrower. Within five Business Days after receipt of notice, Borrower, at its own expense, shall execute and deliver to Agent in exchange for the surrendered Note a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the respective Note. Thereafter, such surrendered Notes shall be marked renewed and substituted and the originals thereof delivered to Borrower (with copies to be retained by Agent).

   (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower; provided such Person agrees to maintain the confidentiality of such information in accordance with Section 11.16.

   11.7 Limitation of Interest. The parties hereto intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents). Accordingly, the provisions of this Section 11.7 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall Borrower or any other Person be obligated to pay, or Agent or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Person could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 9.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section 11.7, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason Agent or any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Person, it shall be credited pro tanto against the then-outstanding principal balance of Borrower's obligations to such Person, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

   11.8 Survival.  The obligations of Borrower under Sections 7.9,
  11.3 and 11.4 hereof and all other obligations of Borrower in any other Loan Document (to the extent stated therein) and the obligations of the Lenders under Sections 4.1(d), 10.6, 11.7,
  11.13 and 11.16 hereof, shall, notwithstanding anything herein to the contrary, survive the repayment of the Loans and the termination of the Commitments.

   11.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

   11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

   11.11 Governing Law.  THIS AGREEMENT AND (EXCEPT AS
  THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY
  AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE
  STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO
  TIME IN EFFECT.

   11.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

   11.13 Tax Forms. Each Lender which is organized under the laws of a jurisdiction outside the United States shall, on the day of the initial borrowing from each such Lender hereunder and from time to time thereafter if requested by Borrower or Agent, provide Agent and Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Lender's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to such Lender, Borrower and Agent indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty. If a Lender determines, as a result of any change in either (i) applicable law, regulation or treaty, or in any official application thereof or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify Borrower and Agent of such fact. Unless Borrower and Agent shall have received such forms or such documents indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or Agent shall withhold taxes from such payments at the applicable statutory rate. Each Lender agrees to indemnify and hold harmless from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) Agent as a result of such Lender's failure to submit any form or certificate that it required to provide pursuant to this Section or (ii) Borrower or Agent as a result of their reliance on any representation, form or certificate which such Lender has provided to them pursuant to this Section.

   11.14 Conflicts Between This Agreement and the Other Loan
  Documents. In the event of any conflict between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.

   11.15 Limitation on Charges; Substitute Lenders;
  Non-Discrimination. Anything in Sections 3.3(c) or 7.9 notwithstanding:

            (1) Borrower shall not be required to pay to any Lender reimbursement or indemnification with regard to any costs or expenses described in such Sections, unless such Lender notifies Borrower of such costs or expenses within 90 days after the date paid or incurred;

            (2) none of the Lenders shall be permitted to pass through to Borrower charges and costs under such Sections on a discriminatory basis (i.e., which are not also passed through by such Lender to other customers of such Lender similarly situated where such customer is subject to documents providing for such pass through); and

            (3) if any Lender elects to pass through to Borrower any material charge or cost under such Sections or elects to terminate the availability of LIBOR Borrowings for any material period of time, Borrower may, within 60 days after the date of such event and so long as no Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination Borrower shall (i) if Agent and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (ii) have arranged for another financial institution approved by Agent (such approval not to be unreasonably withheld or delayed) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in
       Section 11.6; provided further that, prior to substitution for any Lender, Borrower shall have given written notice to Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Lender in lieu of such substitution.

   11.16 Confidentiality.   Each Lender agrees to exercise its
  best efforts to keep any information delivered or made available by Borrower which is clearly indicated to be confidential information, confidential from anyone other than Persons employed or retained by such Lender or any of its Affiliates who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information
  (a) to any other Lender; (b) pursuant to subpoena or upon the order of any court or administrative agency; (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender; (d) which has been publicly disclosed; (e) to the extent reasonably required in connection with any litigation to which Agent, any Lender, Borrower or their respective Affiliates may be a party; (f) to the extent reasonably required in connection with the exercise of any remedy hereunder; (g) to such Lender's bank counsel and independent auditors; and (h) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section.

         NOTICE PURSUANT TO TEX. BUS. & COMM. CODE SECTION26.02

       THE LOAN AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES PRIOR HERETO OR SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


              [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]
   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                OCEANEERING INTERNATIONAL, INC.,
                                a Delaware corporation


                                By:
                                Name:
                                Title:

                                Address for Notices:

                                11911 FM 529
                                Houston, Texas 77041
                                Attention: Chief Financial Officer
                                Telecopy No.: (713) 329-4653



                                CHASE BANK OF TEXAS, NATIONAL
                                ASSOCIATION, as Administrative Agent, Lead
                                Arranger and Book Manager and as a Lender


                                By:
                                Name:
                                Title:

                     Address for Notices:

  Commitment:        712 Main Street
                     Houston, Texas 77002
  $30,000,000        Attention:  Manager, Structured Finance - Oil Service
                                Telecopy No.:  (713) 216-6710




                                WELLS FARGO BANK (TEXAS), N. A.,
                                as Syndication Agent and as a Lender


                                By:
                                Name:
                                Title:

                                Address for Notices:

  Commitment:                   1000 Louisiana, 3rd Floor
                                Houston, Texas  77002
  $20,000,000                   Attention:  Mr. Frank W. Schageman
                                Telecopy No.: (713) 739-1087



                                CITICORP USA, INC.,
                                as Documentation Agent and as a Lender


                                By:
                                Name:
                                Title:


                                Address for Notices:

  Commitment:                   c/o CitiBank, N.A.
                                One Penns Way
  $20,000,000                   New Castle, Delaware 19720
                                Attention:  Ms. Courtney Whitlock
                                Telecopy No.: (302) 894-6120



                                THE BANK OF NOVA SCOTIA


                                By:
                                Name:
                                Title:

                                Address for Notices:

  Commitment:                   The Bank of Nova Scotia, Atlanta Office
                                600 Peachtree Street N.E.
  $10,000,000                   Suite 2700
                                Atlanta, Georgia 30308
                                Attention: Cleve Bushey
                                Telecopy No.: (404) 888-8998


                                with a copy to:

                                The Bank of Nova Scotia
                                1100 Louisiana, Suite 3000
                                Houston, Texas  77002
                                Attention:  Mr. Spencer Smith
                                Telecopy No.: (713) 752-2439